STOCK PURCHASE AGREEMENT

by and between

PCG HOLDINGS GROUP INC.,

AS BUYER,

and

Hawk Corporation,

AS SELLING SHAREholder

DATED AS OF

DECEMBER 21, 2006

TABLE OF CONTENTS

1. DEFINITIONS *

1.1. Definitions *

1.2. Interpretive Provisions *

2. SALE AND TRANSFER OF STOCK; CLOSING *

2.1. Purchase and Sale of Stock *

2.2. Purchase Price *

2.3. Purchase Price Adjustments *

2.4. Closing *

2.5. Closing Deliveries *

2.6. Transfer Taxes *

2.7. Purchase Price Allocation *

3. REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER *

3.1. Organization and Good Standing *

3.2. Authority *

3.3. No Conflict *

3.4. Capitalization *

3.5. Financial Statements; Budget *

3.6. Title to Properties; Encumbrances *

3.7. Taxes *

3.8. Employee Benefits *

3.9. Labor Compliance *

3.10. Compliance with Legal Requirements *

3.11. Governmental Authorizations *

3.12. Legal Proceedings; Orders *

3.13. Environmental Matters *

3.14. Material Contracts *

3.15. Absence of Certain Changes or Events *

3.16. Books and Records *

3.17. Real Property *

3.18. Intellectual Property *

3.19. No Brokers or Finders *

3.20. Absence of Undisclosed Liability *

3.21. Insurance *

3.22. Inventory *

3.23. Accounts Receivable *

3.24. Sufficiency of Assets *

3.25. Product Warranty, Liability and Recall *

3.26. Suppliers and Customers *

3.27. Affiliate Transactions *

3.28. Disclosure *

3.29. No Other Representations or Warranties *

4. REPRESENTATIONS AND WARRANTIES OF BUYER *

4.1. Organization and Good Standing *

4.2. Authority *

4.3. No Conflict *

4.4. Investment Intent *

4.5. Certain Proceedings *

4.6. Financing *

4.7. Distribution of Net Cash *

4.8. No Brokers or Finders *

4.9. Condition of the Business *

4.10. Investigation *

5. COVENANTS OF SELLING SHAREHOLDER PRIOR TO CLOSING DATE *

5.1. Access and Investigation *

5.2. Operation of the Businesses of the Acquired Company *

5.3. Required Approvals *

5.4. Notifications *

5.5. Best Efforts *

5.6. Interim Financial Statements *

5.7. Assistance and Cooperation with Financing *

5.8. Title Insurance and Surveys *

5.9. Termination of Affiliate Transactions *

5.10. Exclusivity *

5.11. Consents *

5.12. Release and Waiver by Selling Shareholder *

5.13. Environmental Permits *

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE *

6.1. Required Approvals *

6.2. Notifications *

6.3. Best Efforts *

6.4. Financing *

6.5. Indemnification, Exculpation and Insurance *

6.6. Removal of Guarantees and Letters of Credit *

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE *

7.1. Accuracy of Representations *

7.2. Selling Shareholder's Performance *

7.3. Required Consents *

7.4. No Claim Regarding Stock Ownership or Sale Proceeds *

7.5. Financing *

7.6. Lack of Material Adverse Effect *

7.7. Termination of Affiliate Transactions *

7.8. No Prohibition or Litigation *

7.9. Payment, Satisfaction and Discharge of Funded Debt *

7.10. Transition Agreements *

7.11. Letter Agreement Evidencing Supply Arrangement *

7.12. Assignment of Certain Intellectual Property *

7.13. Noncompetition Agreement *

8. CONDITIONS PRECEDENT TO SELLING SHAREHOLDER'S OBLIGATION TO CLOSE *

8.1. Accuracy of Representations *

8.2. Buyer's Performance *

8.3. Required Consents *

8.4. No Prohibition or Litigation *

8.5. Management Transition Agreement *

8.6. Noncompetition Agreement *

9. ADDITIONAL COVENANTS *

9.1. Tax Matters *

9.2. Records Retention *

9.3. Use of Name and Marks *

9.4. Employment and Employee Benefits *

9.5. Mail *

9.6. Insurance Matters *

9.7. Workers' Compensation Matters *

10. INDEMNIFICATION *

10.1. Survival *

10.2. Indemnification and Payment of Damages by Selling Shareholder *

10.3. Indemnification and Payment of Damages by Buyer *

10.4. Damages *

10.5. Limitations on Indemnification *

10.6. Effect of Knowledge *

10.7. Procedure for Indemnification--Third Party Claims *

10.8. Procedure for Indemnification--Other Claims *

10.9. Exclusive Remedy *

11. TERMINATION *

11.1. Termination Events *

11.2. Effect of Termination *

12. GENERAL PROVISIONS *

12.1. Expenses *

12.2. Public Announcements *

12.3. Confidentiality *

12.4. Notices *

12.5. Further Assurances *

12.6. Amendment and Waiver *

12.7. Successors and Assigns *

12.8. Severability *

12.9. No Recourse *

12.10. Time of Essence *

12.11. Governing Law *

12.12. Jurisdiction; Service of Process *

12.13. Waiver of Jury Trial *

12.14. Entire Agreement *

12.15. Execution in Counterparts *

Stock Purchase Agreement

This Stock Purchase Agreement ("Agreement") is made as of the 21st day of December, 2006, by and between PCG Holdings Group Inc., a Delaware corporation ("Buyer"), and Hawk Corporation, a Delaware corporation ("Selling Shareholder").

RECITALS

    Selling Shareholder owns one share of common stock, par value $0.01 per share, of Hawk Precision Components Group, Inc., an Ohio corporation (the "Company"), which constitutes the sole issued and outstanding share of capital stock of the Company (the "Share").
    Selling Shareholder desires to sell the Share to Buyer, and Buyer desires to purchase the Share from Selling Shareholder, for the purchase price and upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing recitals, of the representations, warranties, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  DEFINITIONS
    Definitions

    For purposes of this Agreement, the following terms have the meanings specified or referred to below:

    "2007 Budget" -- as defined in Section 3.5(b).

    "Acquired Company" -- the Company and the Purchased Subsidiaries listed on Annex B, collectively.

    "Actual Net Working Capital" -- as defined in Exhibit 2.3(a).

    "Adjusted Purchase Price" -- as defined in Section 2.3(c).

    "Adjustment Certificate" -- as defined in Section 2.3(b).

    "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Affiliate Transactions" -- as defined in Section 3.27.

    "Agreement" -- as defined in the preamble to this Agreement.

    "Allocation" -- as defined in Section 2.7(a).

    "Allocation Arbitrator" -- as defined in Section 2.7(b).

    "Applicable Contract" -- any Contract: (a) under which the Acquired Company has or may acquire any rights; (b) under which the Acquired Company has or may become subject to any obligation or liability; or (c) by which the Acquired Company or any of the assets or properties owned or used by it is or may become bound.

    "Arbitrating Accountant" -- as defined in Section 2.3(d).

    "Balance Sheet" -- as defined in Section 3.5.

    "Best Efforts" -- the efforts that a prudent business Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided that such Person shall not be required to make material expenditures in order to achieve such result.

    "Books and Records"-- means (a) all business and marketing plans, and sales and promotional literature relating to the Acquired Company and (b) all books, records, lists, ledgers, financial data, files, reports and operating records relating to the Acquired Company.

    "Bring Down Financial Statements" -- as defined in Section 3.5(a).

    "Business Day" -- any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized by law to remain closed.

    "Buyer" -- as defined in the preamble to this Agreement.

    "Buyer Indemnified Persons" -- as defined in Section 10.2.

    "Buyer Parties" -- as defined in Section 5.11.

    "Buyer's Advisors" -- as defined in Section 5.1.

    "Buyer's Closing Documents" -- as defined in Section 4.2.

    "Claims" -- as defined in Section 5.11.

    "Closing" -- as defined in Section 2.3.

    "Closing Balance Sheet" -- the balance sheet of the Acquired Company as of immediately prior to the Closing prepared in accordance with GAAP and pursuant to Sections 2.3(b) through 2.3(d). The Closing Balance Sheet shall reflect the Actual Net Working Capital.

    "Closing Cash Amount" -- as defined in Section 2.2(a).

    "Closing Date" -- the date and time as of which the Closing actually takes place.

    "Company" -- as defined in the recitals of this Agreement.

    "Company Expenses" -- as defined in Section 2.2(a).

    "Company Other Benefit Obligation" -- as defined in Section 3.8(a).

    "Company Intellectual Property" -- as defined in Section 3.18(c).

    "Company Plan" -- as defined in Section 3.8(a).

    "Company Systems" -- as defined in Section 3.18(d).

    "Competing Transaction" -- as defined in Section 5.9.

    "Confidentiality Agreement" -- as defined in Section 11.2.

    "Consent" -- any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

    "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including: (a) the sale of the Share by Selling Shareholder to Buyer; (b) the execution, delivery and performance of the Transition Agreements and the Noncompetition Agreement; (c) the performance by Buyer and Selling Shareholder of their respective covenants and obligations under this Agreement; and (d) Buyer's acquisition and ownership of the Share pursuant to which it will exercise control over the Acquired Company.

    "Continuing Employee" -- as defined in Section 9.4(a).

    "Contract" -- any agreement, contract, obligation, commitment, promise or undertaking (whether written or oral and whether express or implied), and each amendment, supplement and modification in respect of any of the foregoing.

    "Damages" -- as defined in Section 10.2.

    "Debt Commitment Letters" -- as defined in Section 5.7.

    "Deposit" -- as defined in Section 2.2(b).

    "Domain Names" -- as defined in Section 3.18(a).

    "Encumbrance" -- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any lien for Taxes and any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than this Agreement.

    "Enterprise Value" -- as defined in Section 2.2.

    "Environ Report Summary" -- the Executive Summary to the Environmental Review of Hawk Precision Component Group prepared for Kirkland & Ellis LLP on behalf of Saw Mill Capital, L.L.C. by ENVIRON International Corp. dated December 2006.

    "Environmental Law" -- any applicable Legal Requirement that regulates or relates to: (a) the protection or clean-up of the environment; (b) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge, Release or threatened Release of Hazardous Materials; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (d) the health and safety of persons or property, including protection of the health and safety of employees.

    "Environmental Permits" -- as defined in Section 3.13(a).

    "ERISA" -- the Employee Retirement Income Security Act of 1974.

    "ERISA Affiliate" -- as defined in Section 3.8(a).

    "Estimated Net Working Capital" -- as defined in Section 2.3(a).

    "Facilities" -- any real property, leaseholds or other interests owned or operated by the Acquired Company and any buildings, plants or equipment owned or operated by the Acquired Company, including the Owned Properties and real property occupied by the Acquired Company pursuant to any Real Property Lease.

    "Funded Debt" -- any amount owed, including all accrued interest and interest payable thereon and other payment obligations (including all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), by the Acquired Company in respect of: (a) borrowed money (including guaranties thereof), or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than current trade payables arising in the Ordinary Course of Business, but including all seller notes and "earn-out" payments under agreements for the acquisition of the stock or assets of the Company or any Purchased Subsidiary (other than this Agreement)); (b) capitalized lease obligations; (c) indebtedness evidenced by any note, bond, debenture or other debt security; (d) obligations under any interest rate, currency or other hedging agreements; and (e) obligations under the State Agency Loans; provided, however, that, notwithstanding the foregoing, Funded Debt shall not be deemed to include (i) any accounts payable or liabilities related to goods or services not yet provided in the Ordinary Course of Business or (ii) any refinancing indebtedness that Buyer causes the Acquired Company to incur at the Closing (excluding any indebtedness incurred to refinance any Funded Debt that Selling Shareholder is required to pay at or before the Closing).

    "GAAP" -- United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.5 were prepared and consistent with past custom and practice of Selling Shareholder.

    "Governmental Authorization" -- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    "Governmental Body" -- any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

    "Hazardous Materials" -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials, or any other substance as to which standards of conduct or liability may be imposed by any Environmental Law.

    "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "Indemnified Person" -- as defined in Section 10.4.

    "Indemnifying Party" -- as defined in Section 10.7.

    "Indemnitees" -- as defined in Section 6.5(a).

    "Intellectual Property" -- as defined in Section 3.18(a).

    "Interim Balance Sheet" -- as defined in Section 3.5.

    "IRC" -- the Internal Revenue Code of 1986.

    "IT Transition Services Agreement" -- as defined in Section 7.10.

    "Jefferies" -- as defined in Section 5.9.

    "Knowledge" -- an individual will be conclusively deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, after reasonable inquiry. A Person (other than an individual) will be conclusively deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person (or in any similar capacity) has Knowledge of such fact or other matter; provided, however, that for purposes of this Agreement: (a) Selling Shareholder will be deemed to have "Knowledge" of a particular fact or other matter only if Ronald E. Weinberg, Joseph J. Levanduski, Steven J. Campbell, Dax Whitehouse or Sam Fell is actually aware of such fact or other matter, after reasonably inquiry; and (b) Buyer will be deemed to have "Knowledge" of a particular fact or other matter only if Scott A. Budoff or Scott Rivard is actually aware of such fact or other matter, after reasonable inquiry.

    "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

    "Liabilities" -- as defined in Section 3.20.

    "Management Transition Agreement" -- as defined in Section 7.10.

    "Marks" -- as defined in Section 3.18(a).

    "Material Adverse Effect" -- the occurrence of any event, change or development that has any material adverse effect on (a) the business, operations, assets, liabilities or financial condition of the Acquired Company (taken as a whole); or (b) the right or ability of Selling Shareholder to consummate any of the Contemplated Transactions, in each case other than an effect resulting from any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (provided that the Acquired Company is not affected in a materially disproportionate manner); (ii) the effect of any change that generally affects any industry in which the Company or any of its Purchased Subsidiaries operate (provided that neither the Company nor any of the Purchased Subsidiaries is affected in a materially disproportionate manner relative to its competitors); (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or any of its Subsidiaries; (v) the effect of any changes in applicable Legal Requirements or accounting rules after the date hereof; (vi) the failure of the Acquired Company to meet any of its internal projections (unless the underlying cause of any such failure is a Material Adverse Effect); or (vii) any effect resulting from any action required to be taken pursuant to express terms of this Agreement.

    "Material Contracts" -- as defined in Section 3.14.

    "Multi-Employer Plan" -- as defined in Section 3.8(a).

    "Net Cash" -- (a) the aggregate amount of all cash and cash equivalents of the Acquired Company at Closing minus (b) all petty cash; provided, that Net Cash shall never be less than zero.

    "Net Working Capital Calculation Principles" -- as defined in Section 2.3(a).

    "Noncompetition Agreement" -- as defined in Section 2.5(a)(iv).

    "Notice of Disagreement" -- as defined in Section 2.3(d).

    "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

    "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

    "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

    "Other Benefit Obligations" -- as defined in Section 3.8(a).

    "Owned Properties" -- as defined in Section 3.17(a).

    "Patents" -- as defined in Section 3.18(a).

    "Permitted Encumbrances" -- as defined in Section 3.6.

    "Pension Plan" -- as defined in Section 3.8(a).

    "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

    "Plan" -- as defined in Section 3.8(a).

    "Plan Sponsor" -- as defined in Section 3.8(a).

    "Policies" -- as defined in Section 3.21.

    "Pre-Closing Taxes" means Taxes of the Company or any Purchased Subsidiary or for which the Company or any Purchased Subsidiary may become liable with respect to a Tax period ending on or before the Closing Date and, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the Taxes allocable to the portion of such period ending on or before the Closing Date based on a deemed closing of the books in the case of income, profits, sales, employment and other Taxes readily apportionable between periods and, in the case of all other Taxes, in proportion to the number of days in the Tax period that arose on and before the Closing Date.

    "Preliminary Statement" -- as defined in Section 2.3(a).

    "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Body or arbitrator; provided, however, that for purposes of this Agreement, a hearing or investigation shall only be deemed to qualify as a Proceeding if Selling Shareholder has Knowledge of that hearing or investigation.

    "Product" -- as defined in Section 3.25.

    "Purchase Price" -- as defined in Section 2.2(a).

    "Purchased Subsidiaries" -- the Subsidiaries listed on Annex B, collectively.

    "Qualified Plan" -- as defined in Section 3.8(a).

    "Real Property Leases" -- as defined in Section 3.17(b).

    "Release" -- any spilling, leaking, placing, pumping, pouring, exhausting, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

    "Representative" -- with respect to a particular Person, any director, officer, partner, member, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

    "Restricted Marks" -- as defined in Section 9.3(b).

    "Revolver Rate" -- a fluctuating rate per annum equal at all times to the rate incurred by Buyer under the terms of its revolving credit facility or would have been incurred by Buyer had it drawn from its revolving credit facility.

    "Saw Mill" -- as defined in Section 11.2.

    "Schedules" -- the Schedules to this Agreement delivered by Selling Shareholder to Buyer concurrently with the execution and delivery of this Agreement and any supplemental Schedules delivered by Selling Shareholder to Buyer on or prior to the Closing Date in accordance with Section 5.4.

    "Securities Act" -- the Securities Act of 1933.

    "Seller Indemnified Persons" -- as defined in Section 10.3.

    "Selling Shareholder" -- as defined in the preamble to this Agreement.

    "Selling Shareholder 401(k) Plan" -- as defined in Section 9.4(e).

    "Selling Shareholder Parties" -- as defined in Section 5.11.

    "Selling Shareholder's Closing Documents" -- as defined in Section 3.2.

    "Share" -- as defined in the recitals of this Agreement.

    "State Agency Loans" -- means (a) the Loan, Servicing, and Disbursement Agreement executed on September 30, 2004 by and between the State of Indiana by and through the Indiana Department of Commerce, Energy and Recycling Office and the Recycling and Energy Development Board and the Company; (b) the Loan Agreement executed on December 11, 2001 by and between the Jefferson County Development Council, Inc. and the Pennsylvania Industrial Development Authority; (c) the Loan Agreement executed on September 7, 1999 by and between the Clearfield Foundation and the Pennsylvania Industrial Development Authority; (d) the Loan Agreement executed on March 22, 1995 by and between the Clearfield Foundation and the Pennsylvania Industrial Development Authority; (e) the Rural Economic Development Loan Agreement executed on December 22, 1998 by and between United Electric Cooperative, Inc. and Allegheny Powder Metallurgy, Inc.; and (f) all other agreements and instruments entered into in connection therewith.

    "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; and when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

    "Surveys" -- as defined in Section 5.8.

    "Surviving Affiliate Transactions" -- as defined in Section 5.8.

    "Systems" -- as defined in Section 3.18(d).

    "Target Net Working Capital" -- as defined in Exhibit 2.3(a).

    "Tax" or "Taxes" -- all: (a) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

    "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    "Terminated Affiliate Transactions" -- as defined in Section 5.8.

    "Title IV Plans" -- as defined in Section 3.8(a).

    "Title Policies" -- as defined in Section 5.8.

    "Transition Agreements" -- as defined in Section 7.10.

    "Transition Services Agreement" -- as defined in Section 7.10.

    "WARN Act" -- the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance.

    Interpretive Provisions
      The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but, depending on the context, not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."
      All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The use of any gender (including but not limited to the neutral gender) shall include any and all genders.
      Whenever this Agreement refers to a number of days, such number shall refer to calendar days and shall be counted from the day immediately following the date from which such number of days are to be counted.
      References to dollars or "$" shall mean United States Dollars.
      References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
      References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
      The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
      The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
      The schedules, annexes and exhibits to this Agreement are a part hereof and shall be treated as if fully incorporated into the body of this Agreement.
      Any disclosure provided pursuant to any Section of this Agreement in any related Schedule will be conclusively deemed disclosed pursuant to all other Sections of this Agreement calling for the disclosure of the same information to the extent that the applicability thereof is readily apparent on its face. To the extent that any document, agreement or other written information is specifically identified in any of the Schedules, it will be conclusively presumed that Selling Shareholder has delivered or made such document, agreement or other written information available to Buyer. The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
  SALE AND TRANSFER OF STOCK; CLOSING
    Purchase and Sale of Stock

    On the terms and subject to the conditions of this Agreement, at the Closing, Selling Shareholder will sell, assign, transfer and deliver the Share to Buyer, and Buyer will purchase and acquire the Share from Selling Shareholder, free and clear of all Encumbrances, other than the Permitted Encumbrances.

    Purchase Price

    The purchase price that Buyer will pay to Selling Shareholder for the Share at Closing (the "Purchase Price") will be an amount equal to (i) $90,100,000 (the "Enterprise Value"), plus (ii) the amount (if any) of Net Cash as of immediately prior to the Closing, plus (or minus) (iii) the amount (if any) by which the Estimated Net Working Capital is greater than (or less than) Target Net Working Capital, minus (iv) the aggregate amount of all Funded Debt (including obligations under State Agency Loans) as of immediately prior to the Closing, minus (v) the actual amount of out-of-pocket expenses (if any) incurred by the Acquired Company in connection with the consummation of the Contemplated Transactions that remain the obligation of the Acquired Company after the Closing (collectively, the "Company Expenses") (the amount of the Enterprise Value, as so adjusted, payable at the Closing being hereinafter referred to as the "Closing Cash Amount"), payable by wire transfer of immediately available funds to such account or accounts as are designated in Exhibit 2.2(a).

    Purchase Price Adjustments
      Not later than three Business Days prior to the Closing Date, Selling Shareholder shall deliver to Buyer a statement (the "Preliminary Statement") setting forth a calculation of the Purchase Price, including its good faith estimate of (i) the Actual Net Working Capital based on the calculations prepared by the chief financial officer of Selling Shareholder (the "Estimated Net Working Capital"), (ii) the aggregate amount of Funded Debt outstanding as of immediately prior to the Closing, (iii) the amount of Net Cash as of immediately prior to the Closing and (iv) the amount of the Company Expenses. The Preliminary Statement shall be subject to the review of Buyer and shall be reasonably acceptable to Buyer. Included in Exhibit 2.3(a) are the principles for calculating Target Net Working Capital and Actual Net Working Capital, which are referred to in this Agreement as the "Net Working Capital Calculation Principles."
      As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall at its expense cause to be prepared and delivered to Selling Shareholder a certificate setting forth the adjusted Purchase Price including (i) the Closing Balance Sheet, (ii) the Actual Net Working Capital (as determined in accordance with the Net Working Capital Calculation Principles), (iii) the aggregate amount of Funded Debt outstanding as of immediately prior to the Closing, (iv) the amount of Net Cash as of immediately prior to the Closing and (v) the amount of the Company Expenses, together with supporting calculations and documentation in reasonable detail (the "Adjustment Certificate").
      In the event that the Purchase Price set forth in the Adjustment Certificate as finally determined by the Arbitrating Accountant in accordance with Section 2.3(d) (the "Adjusted Purchase Price") is less than the Closing Cash Amount, then within five Business Days after the date the Adjustment Certificate becomes final in accordance with Section 2.3(d), Selling Shareholder shall pay to Buyer, by wire transfer, the amount of the shortfall on a dollar for dollar basis. In the event that the Adjusted Purchase Price is greater than the Closing Cash Amount, then within five Business Days after the date the Adjustment Certificate becomes final in accordance with Section 2.3(d), Buyer shall pay to Selling Shareholder, by wire transfer, the amount of the surplus on a dollar for dollar basis. In the event payment is not made within the time required by this Section, interest shall accrue on the unpaid amount at the Revolver Rate until paid.
      Selling Shareholder and its independent accountants shall be afforded, at Selling Shareholder's expense, access to any work papers prepared by Buyer or its independent accountants in connection with the Adjustment Certificate (subject to customary access agreements). The Adjustment Certificate shall become final and binding upon Selling Shareholder for purposes of this Agreement unless Selling Shareholder gives written notice of disagreement (a "Notice of Disagreement") to Buyer within 30 days following Selling Shareholder's receipt of the Adjustment Certificate. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days following Buyer's receipt of a Notice of Disagreement, Selling Shareholder and Buyer shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30 day period, Buyer and Selling Shareholder have failed to reach written agreement with respect to all such matters, then Buyer and Selling Shareholder shall promptly submit all such matters as specified in the Notice of Disagreement, as to which such written agreement has not been reached, to the national transaction services office of BDO Seidman, LLP (the "Arbitrating Accountant") for review. Buyer and Selling Shareholder shall each submit a written statement of position to the Arbitrating Accountant concerning the calculation of the Net Working Capital Target, Actual Net Working Capital or amount of Funded Debt, Net Cash or Company Expenses, as the case may be, and shall cause the Arbitrating Accountant to act promptly to determine whether to accept either the position of Buyer or the position of Selling Shareholder, taking into account whether the calculations of the Net Working Capital Target and Actual Net Working Capital were done in accordance with the Net Working Capital Calculation Principles, and the Arbitrating Accountant shall not make any other determination, including any determination as to whether the Net Working Capital Target, Actual Net Working Capital or amount of Funded Debt, Net Cash or Company Expenses in either party's position statement is correct, provided that the Arbitrating Accountant shall be required to accept the position of the party that is closest to what the Arbitrating Accountant believes to be the correct position. In reaching its determination, the only alternatives available to the Arbitrating Accountant will be to (i) accept the position of Buyer or (ii) accept the position of Selling Shareholder. The Arbitrating Accountant shall have access to all documents and facilities necessary to perform its functions as arbitrator, and may at its discretion establish binding rules of procedure for the conduct of the arbitration. The costs and expenses of the Arbitrating Accountant shall be paid by Selling Shareholder, on the one hand, and Buyer, on the other hand, in inverse proportion (based on value) as Selling Shareholder and Buyer prevail on any disputed matters, as determined by the Arbitrating Accountant. The determination of the Arbitrating Accountant with respect to such matters shall be the exclusive method for the resolution of such matters, shall be final, non-appealable and binding upon the parties hereto and may be enforced by any court of competent jurisdiction.
    Closing

    The purchase and sale of the Share (the "Closing") provided for in this Agreement will take place at the offices of Kohrman Jackson & Krantz P.L.L., counsel to Selling Shareholder, located at One Cleveland Center, 20th Floor, 1375 East Ninth Street, Cleveland, Ohio 44114, at 10:00 a.m. (local time) on the date that is five Business Days following the satisfaction of the conditions set forth in Articles 7 and 8, or at such other time and place as the parties may agree. Subject to the provisions of Section 11, failure to consummate the purchase and sale of the Share provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

    Closing Deliveries

    At the Closing:

      Selling Shareholder will deliver or cause to be delivered to Buyer:
        a certificate executed by an executive officer of Selling Shareholder representing and warranting to Buyer that: (A) each of Selling Shareholder's representations and warranties in this Agreement was true and correct in all material respects as of the date of this Agreement (except in the case of any representation or warranty containing a materiality qualifier, in which case it must be accurate in all respects) and are so true and correct in all material respects as of the Closing Date as if made on the Closing Date (except in the case of any representation or warranty containing a materiality qualifier, in which case it must be accurate in all respects), giving full effect to any supplemental Schedules delivered by Selling Shareholder to Buyer on or prior to the Closing Date in accordance with Section 5.4, and (B) Selling Shareholder has performed, in all material respects, all obligations required to be performed by it under this Agreement at or prior to the Closing;
        the certificate representing the Share, together with a duly executed stock power evidencing the transfer of the Share to Buyer;
        the resignations of all members of the boards of directors of the Company and its Subsidiaries, each dated or effective as of the Closing Date;
        subject to Section 8.6, a noncompetition, nonsolicitation and confidentiality agreement in substantially the form of Exhibit 2.5(a)(iv), executed by each of Selling Shareholder, Ronald E. Weinberg and Joseph J. Levanduski (the "Noncompetition Agreement");
        the documents provided in Sections 7.10 through 7.12, executed by Selling Shareholder;
        an affidavit of the Company and each Purchased Subsidiary, under penalties of perjury, stating that it is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2;
        the Bring Down Financial Statements;
        the corporate minute books and stock record books for the Acquired Company, including the certificates representing all issued and outstanding shares of capital stock of the Purchased Subsidiaries; and
        a legal opinion of Kohrman Jackson & Krantz P.L.L., as counsel to Selling Shareholder, dated the Closing Date, in usual and customary form reasonably acceptable to Buyer, to the effect that: (A) the Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Ohio; (B) the execution and delivery of this Agreement by Selling Shareholder and the consummation by Selling Shareholder of the Contemplated Transactions have been authorized by all necessary corporate and stockholder action; (C) this Agreement has been executed and delivered by Selling Shareholder and constitutes a valid and binding obligation of Selling Shareholder, enforceable in accordance with its terms (subject to customary exceptions); and (D) the execution and delivery of this Agreement does not, and the consummation of the Contemplated Transactions will not, violate the Organizational Documents of the Company or Selling Shareholder.
      Buyer will deliver to Selling Shareholder:
        a certificate executed by an executive officer of Buyer representing and warranting to Selling Shareholder that: (A) each of Buyer's representations and warranties in this Agreement was accurate in all materials respects as of the date of this Agreement (except in the case of any representation or warranty containing a materiality qualifier, in which case it must be accurate in all respects) and is accurate in all material respects as of the Closing Date as if made on the Closing Date (except in the case of any representation or warranty containing a materiality qualifier, in which case it must be accurate in all respects); and (B) Buyer has performed, in all material respects, all obligations required to be performed by it under this Agreement at or prior to the Closing;
        the Closing Cash Amount, in the manner described in Section 2.2(a);
        subject to Section 7.13, the Noncompetition Agreement executed by Buyer;
        the documents provided in Sections 7.10 through 7.12, executed by Buyer;
        evidence reasonably acceptable to Selling Shareholder of the replacement of the letters of credit currently in place to support the loan with the United Electric Cooperative for the principal amount of $119,144; and
        an opinion of Kirkland & Ellis LLP, as counsel to Buyer, dated the Closing Date, in usual and customary form reasonably acceptable to Selling Shareholder, to the effect that: (A) Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware; (B) the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Contemplated Transactions have been authorized by all necessary corporate power and authority; (C) this Agreement has been executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms (subject to customary exceptions); and (D) the execution and delivery of this Agreement does not, and the consummation of the Contemplated Transactions will not, violate the Organizational Documents of Buyer.
      All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective.
    Transfer Taxes

    Buyer shall pay, and indemnify and hold Selling Shareholder harmless from all stock transfer and real property transfer Taxes, recording fees and other similar Taxes (but excluding income or franchise taxes) that are imposed on any of the parties by any Governmental Body in connection with the Contemplated Transactions (the "Transfer Taxes"). Selling Shareholder shall cooperate with Buyer as to the filing of all necessary documentation with respect to such Transfer Taxes.

    Purchase Price Allocation
      Buyer and Selling Shareholder shall use their respective Best Efforts to agree, at or prior to the Closing, to a reasonable allocation of a portion of the Purchase Price to (i) the operations of the Acquired Company in China and (ii) the Noncompetition Agreement (the "Allocation"). The Allocation shall be prepared in accordance with all applicable provisions of the IRC. Buyer, the Acquired Company and Selling Shareholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation.
      If Buyer and Selling Shareholder fail to reach written agreement with respect to the Allocation at or prior to the Closing, then Buyer and Selling Shareholder shall promptly submit all such matters concerning the Allocation as to which such written agreement has not been reached, to Duff & Phelps (the "Allocation Arbitrator"). Buyer and Selling Shareholder shall each submit a written statement of position to the Allocation Arbitrator concerning the unresolved matters involving the Allocation, and shall cause the Allocation Arbitrator to act promptly to determine whether to accept either the position of Buyer or the position of Selling Shareholder as to each such matter, and the Allocation Arbitrator shall not make any other determination, including any determination as to the allocation of any other portion of the Purchase Price for tax purposes, provided that the Allocation Arbitrator shall be required to accept the position of the party that is closest to what the Allocation Arbitrator believes to be the correct position. In reaching its determination, the only alternatives available to the Allocation Arbitrator will be to (i) accept the position of Buyer or (ii) accept the position of Selling Shareholder. The Allocation Arbitrator shall have access to all documents and facilities necessary to perform its functions as arbitrator. Selling Shareholder and Buyer shall each bear one-half of the costs and expenses of the Allocation Arbitrator. The determination of the Allocation Arbitrator with respect to such matters shall be the exclusive method for the resolution of such matters, shall be final, non-appealable and binding upon the parties hereto and may be enforced by any court of competent jurisdiction.
  REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER

  Selling Shareholder represents and warrants to Buyer as follows:

    Organization and Good Standing
      Schedule 3.1(a) contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the corporate power and corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts.
      Each of the Subsidiaries of the Acquired Company is listed on Annex A. Each of the Purchased Subsidiaries and its the jurisdiction of incorporation or organization, the other jurisdictions, if any, in which it is authorized to do business and its capitalization (including the identity of each stockholder and the number of shares held by each) is listed on Annex B. Each of the Purchased Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with the corporate or entity power and corporate or entity authority to conduct its business as it is now being conducted or as presently proposed to be conducted by it, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts. Each of the Purchased Subsidiaries is duly qualified to do business as a foreign corporation or entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
      Selling Shareholder has delivered or made available to Buyer accurate and complete copies of the Organizational Documents of the Company and each of the Purchased Subsidiaries, as currently in effect.
    Authority

    This Agreement constitutes the legal, valid and binding obligation of Selling Shareholder, enforceable against Selling Shareholder in accordance with its terms. Upon the execution and delivery by Selling Shareholder of this Agreement, the Noncompetition Agreement and the Transition Agreements to which Selling Shareholder is a party (collectively, the "Selling Shareholder's Closing Documents"), the Selling Shareholder's Closing Documents will constitute the legal, valid and binding obligations of Selling Shareholder, enforceable against Selling Shareholder in accordance with their respective terms. Selling Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and the Selling Shareholder's Closing Documents and to perform such obligations under this Agreement and the Selling Shareholder's Closing Documents. The execution, delivery and performance by Selling Shareholder of this Agreement and the Selling Shareholder's Closing Documents have been duly authorized by all necessary corporate action on the part of Selling Shareholder. This Agreement has been duly and validly executed and delivered by Selling Shareholder, and, at Closing, the Selling Shareholder's Closing Documents will be duly and validly executed and delivered by Selling Shareholder.

    No Conflict

    Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the other Selling Shareholder's Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

      contravene, conflict with or result in a violation of any provision of the Organizational Documents of Selling Shareholder, the Company or any of the Purchased Subsidiaries;
      contravene, conflict with or result in a violation of, or give any Governmental Body the legal right to prevent any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the Purchased Subsidiaries, Selling Shareholder or any of the assets or properties of the Company or any of the Purchased Subsidiaries is subject;
      contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the business of, or any of the assets or properties of, the Company or any of the Purchased Subsidiaries;
      contravene, conflict with or result in a material violation or material breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of or to cancel, terminate or modify, any Applicable Contract; or
      result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties of the Company or any of the Purchased Subsidiaries.

    Except as set forth in Schedule 3.3, neither Selling Shareholder nor the Company or any of the Purchased Subsidiaries is required to give any notice to or obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the other Selling Shareholder's Closing Documents or the consummation of any of the Contemplated Transactions.

    Capitalization

    The authorized equity securities of the Company consist of 1,500 shares of common stock, par value $0.01 per share, of which only the Share is currently issued and outstanding. Selling Shareholder is the record and beneficial owner and holder of the Share. All of the outstanding equity securities and other securities of each Purchased Subsidiary are owned of record and beneficially by the Company. All of the outstanding equity securities of the Company and each of the Purchased Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued free and clear of any preemptive rights. Other than this Agreement, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of the Purchased Subsidiaries. None of the outstanding equity securities or other securities of the Company or any of the Purchased Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. There are no outstanding (i) options, warrants or other rights of any kind to acquire any additional equity securities of the Company or any Purchased Subsidiary, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional equity securities, or (ii) equity appreciation rights or phantom equity or similar plans or rights with respect to the Company or any Purchased Subsidiary.

    Financial Statements; Budget
      Selling Shareholder has delivered to Buyer correct and complete copies of the following: (i) the audited combined balance sheet of the Acquired Company as of December 31, 2005 (including the notes thereto, the "Balance Sheet"), and the related audited combined statement of operations and cash flows for the fiscal year then ended; and (ii) the unaudited combined balance sheet of the Acquired Company as of November 30, 2006 (the "Interim Balance Sheet"), and the related unaudited statement of operations for the fiscal period then ended. On or prior to Closing, Selling Shareholder will deliver to Buyer the unaudited combined balance sheet of the Acquired Company as of December 31, 2006 and the related unaudited combined statement of operations for the fiscal year then ended (the "Bring Down Financial Statements"). Except as set forth in Schedule 3.5, such financial statements and notes (and, with respect to the Bring Down Financial Statements, such financial statements will) fairly present in all material respects the financial condition and the results of operations (and, where audited, cash flows) of the Acquired Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); and the financial statements referred to in this Section reflect the consistent application of accounting principles in accordance with GAAP throughout the periods involved.
      Selling Shareholder has delivered to Buyer a complete copy of the Acquired Company's proposed budget for the fiscal year 2007 (the "2007 Budget"), as prepared by the managers of the Acquired Company based on the Books and Records of the Acquired Company. The 2007 Budget was prepared in good faith using reasonable assumptions based on past custom and practice. Selling Shareholder makes no other representation or warranty whatsoever concerning the 2007 Budget, including its accuracy or the assumptions on which it is based.
    Title to Properties; Encumbrances

    The Acquired Company owns all the personal properties and assets (whether tangible or intangible) that it purports to own and reflected as owned in the books and records of the Acquired Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the personal properties and assets purchased or otherwise acquired by the Acquired Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except for: (a) zoning or deed restrictions, public utility easements, rights of way, minor title irregularities and similar matters relating to the real property owned by the Acquired Company that do not materially interfere with the present uses or value of such real property, Taxes not yet due and payable, the Encumbrances securing the State Agency Loans and the other Encumbrances disclosed on Schedule 3.6(a) (collectively, the "Permitted Encumbrances"); and (b) Encumbrances securing the Funded Debt (other than the State Agency Loans) disclosed on Schedule 3.6(b).

    Taxes
      Except as set forth in Schedule 3.7(a), the Company and each Purchased Subsidiary have filed (or has had filed on its behalf) all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by (or with respect to the operations of) the Company and each Purchased Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Purchased Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company or any Purchased Subsidiary does not file Tax Returns that the Company or a Purchased Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.
      No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company, any Purchased Subsidiary, or any consolidated, combined or unitary group of which the Company or any Purchased Subsidiary is a member. Neither the Company, any Purchased Subsidiary, nor any consolidated, combined or unitary group of which the Company or any Purchased Subsidiary is a member has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company, any Purchased Subsidiary, or any consolidated, combined or unitary group of which the Company or any Purchased Subsidiary is a member has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company, any Purchased Subsidiary, or any consolidated, combined or unitary group of which the Company or any Purchased Subsidiary is a member.
      Neither the Company, any Purchased Subsidiary, nor any consolidated, combined or unitary group of which the Company or any Purchased Subsidiary is a member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
      Neither the Company nor any Purchased Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of IRC Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any Purchased Subsidiary has been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii). Neither the Company nor any Purchased Subsidiary is a party to or bound by any written Tax allocation or sharing agreement. Neither the Company nor any Purchased Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Selling Shareholder) and (ii) has any liability for the Taxes of any person (other than the Company or a Purchased Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) other than as a result of being a member of the affiliated group of which Selling Shareholder is the common parent, as a transferee or successor, by contract, or otherwise.
      Except as set forth in Schedule 3.7(e), the unpaid Taxes of the Company and the Purchased Subsidiaries (i) do not, as of October 31, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Purchased Subsidiaries in filing their Tax Returns. Since the date of the Interim Balance Sheet, neither the Company nor any Purchased Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
      Neither the Company nor any Purchased Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
        change in method of accounting for a taxable period ending on or prior to the Closing Date;
        "closing agreement" as described in IRC Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
        intercompany transaction or excess loss account described in Treasury Regulations under IRC Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
        installment sale or open transaction disposition made on or prior to the Closing Date; or
        prepaid amount received on or prior to the Closing Date.
      Neither the Company nor any Purchased Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by IRC Section 355 or IRC Section 361.
      To Selling Shareholder's Knowledge, neither the Company, any Purchased Subsidiary, nor any consolidated, combined or unitary group of which the Company or any Purchased Subsidiary is a member has engaged in any "listed transaction" as defined in the Treasury Regulations promulgated under IRC Section 6011.
      Except as set forth in Schedule 3.7(i), neither the Company nor any Purchased Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of IRC Section 1503(d), (ii) the overall foreign loss provisions of IRC Section 904(f) or (iii) the recharacterization provisions of IRC Section 952(c)(2).
    Employee Benefits
      As used in this Agreement, the following terms have the meanings set forth below:

      "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted or followed by the Company or any Purchased Subsidiary or an ERISA Affiliate or with respect to which the Company or any Purchased Subsidiary or an ERISA Affiliate has any current or, to Selling Shareholder's Knowledge, potential obligation or liability.

      "Company Plan" means each Plan of which the Company or any Purchased Subsidiary or an ERISA Affiliate is or was a Plan Sponsor, or to which the Company or any Purchased Subsidiary or an ERISA Affiliate otherwise contributes or has contributed, or in which the Company or any Purchased Subsidiary or an ERISA Affiliate otherwise participates or has participated, or with respect to which the Company or any Purchased Subsidiary or an ERISA Affiliate has any current or, to Selling Shareholder's Knowledge, potential obligation or liability.

      "ERISA Affiliate" means, with respect to the Company or any Purchased Subsidiary, any other Person that at any relevant time, together with the Company or any Purchased Subsidiary, would be treated as a single employer under IRC Section 414.

      "Multi-Employer Plan" has the meaning given in ERISA Section 3(37).

      "Other Benefit Obligations" means all obligations, arrangements or practices, whether or not legally enforceable, to provide benefits, other than salary to present or former officers, directors, contractors or employees other than obligations, arrangements and practices that are Plans.

      "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

      "Plan" has the meaning given in ERISA Section 3(3).

      "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

      "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

      "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

      Schedule 3.8(b) sets forth a complete and correct list of each Company Plan and each material Company Other Benefit Obligation. Selling Shareholder has delivered to Buyer accurate and complete copies of all Company Plans and Company Other Benefit Obligations, including all Company Plans that are Qualified Plans or Title IV Plans. Except as otherwise provided in the last sentence of Section 9.4(d), there are no Company Plans or Company Other Benefit Obligations in which only the Company or any Purchased Subsidiary participates or which cover only current or former employees, officers, directors or contractors of the Company or any Purchased Subsidiary or with respect to which the Company or any Purchased Subsidiary will have any liability or obligation after the Closing. The Acquired Company has no Pension Plans or Multi-Employer Plans, and neither the Company nor any Purchased Subsidiary maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (i) any "defined benefit plan" as defined in ERISA Section 3(35), (ii) any Multi-Employer Plan, (iii) any "multiple employer welfare arrangement" as defined in ERISA Section 3(40) or (iv) any "multiple employer plan" within the meaning of ERISA Section 210 or IRC Section 413(c).
      The Acquired Company has performed all of its material obligations under all Company Plans and Company Other Benefit Obligations. Except as otherwise provided in Section 5.2(c)(iv), the Acquired Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due. Each Company Plan that is intended to meet the requirements of a "qualified plan" under IRC Section 401(a) has received a favorable determination letter from the Internal Revenue Service and, to Selling Shareholder's Knowledge, there are no facts or circumstances that could adversely affect the qualified status of any such Company Plan. Each such Company Plan has been timely amended to comply with the provisions of legislation commonly referred to as "GUST" and "EGTRRA" and has been submitted to the Internal Revenue Service for a determination letter that takes the GUST amendments into account within the applicable remedial amendment period.
      The Acquired Company, with respect to all Company Plans and Company Other Benefit Obligations is, and each Company Plan and Company Other Benefit Obligation has been maintained, funded and administered, in compliance in all material respects with their terms and the requirements of ERISA and the IRC and other applicable Legal Requirements, and, except as otherwise provided in the last sentence of Section 9.4(d), neither the Company nor any Purchased Subsidiary has any current or potential liability or obligation to provide post-employment or post-termination welfare or welfare-type benefits to any Person.
      Since June 30, 2006, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation except as set forth on Schedule 3.8(e).
      Other than claims for benefits submitted by participants or beneficiaries in the Ordinary Course of Business, no Proceedings involving any Company Plan or Company Other Benefit Obligation are pending or, to Selling Shareholder's Knowledge, threatened. To Selling Shareholder's Knowledge, there is no basis for any such Proceedings.
      Except as set forth on Schedule 3.8(g), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle any current or former employee, officer, director or contractor of the Company or any Purchased Subsidiary to any payment, or accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or contractor.
    Labor Compliance

    Except as set forth on Schedule 3.9, the Acquired Company is not: (a) a party to, or bound by, any collective bargaining or other Contract with any labor union or other labor organization; (b) the subject of any Proceeding asserting that it has committed any unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) subject to any pending, or to Selling Shareholder's Knowledge, threatened strike, work stoppage or other labor dispute that could reasonably be expected to have a Material Adverse Effect; (d) to Selling Shareholder's Knowledge, subject to any current union organizing activities; or (e) the subject of any pending, or to Selling Shareholder's Knowledge, threatened Proceeding alleging violation of any labor or employment Legal Requirement.

    Compliance with Legal Requirements

    The Acquired Company is, and since January 1, 2004, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, except for any violations or failures to comply that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    Governmental Authorizations

    Selling Shareholder has delivered or made available to Buyer accurate and complete copies of all Governmental Authorizations held by the Acquired Company or, to Selling Shareholder's Knowledge, necessary for the operation of the businesses of the Acquired Company. Each such Governmental Authorization is valid and in full force and effect. The Acquired Company has all Governmental Authorizations necessary to permit the Acquired Company to lawfully conduct and operate its businesses as presently conducted, except where the failure to possess any required Governmental Authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    Legal Proceedings; Orders
      Except as set forth on Schedule 3.12, there is no pending or, to Selling Shareholder's Knowledge, threatened Proceeding that has been commenced by or against the Acquired Company or that relates to or affects the business of, or any of the assets or properties owned or used by, the Acquired Company, except for any Proceedings that, individually or in the aggregate, if adversely determined could not reasonably be expected to be material to the Acquired Company.
      Neither the Acquired Company nor any of the assets or properties owned or used by the Acquired Company is subject to any Order that relates to or affects the business of, or any of the assets or properties owned or used by, the Acquired Company.
    Environmental Matters

    The representations and warranties contained in this Section 3.13 are the sole and exclusive representations and warranties of Selling Shareholder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except as set forth on Schedule 3.13:

      the past and current operations of the Company and each Purchased Subsidiary are and have been at all times been in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its businesses or occupy the Facilities (collectively, "Environmental Permits");
      neither the Company nor any Purchased Subsidiary (i) is subject to any pending or, to Selling Shareholder's Knowledge, threatened Proceeding alleging that the Acquired Company is in violation of any Environmental Law or any Environmental Permit or has any liability under any Environmental Law, or (ii) has received any written notice, since it became an Affiliate of Selling Shareholder, alleging any such violation or liability;
      neither the Company nor any Purchased Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such Hazardous Material) so as to give rise to any current or future liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Law;
      to Selling Shareholder's Knowledge, without limitation upon any other subsection hereof, none of the following exists at any Facility: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas;
      except for this Agreement, the Acquired Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law; and
      Selling Shareholder has furnished to Buyer or Environ all material environmental audits, reports and investigations relating to the past and present operations and facilities of the Acquired Company that are in its possession or under its reasonable control.
    Material Contracts

    Schedule 3.14 sets forth all of the following Contracts to which the Acquired Company is a party or by which it or its assets or properties are bound:

      Contracts relating to any of the Acquired Company's capital expenditures, capitalized lease obligations, or its acquisition or construction of fixed assets for or in respect of any real property, involving annual payments in excess of $100,000 (individually);
      Contracts relating to the Acquired Company's purchase, lease or maintenance of equipment, vehicles, inventory, materials, supplies, machinery, equipment, parts of any other property in excess of $100,000 annually;
      Contracts relating to any of the Acquired Company's obligation for employment, compensation for employment or severance of employment or consulting services with: (i) any of the Acquired Company's officers or directors; or (ii) any other employee or consultant of the Acquired Company;
      collective bargaining agreement or any other Contract with any labor organization;
      Contracts with any Government Body;
      Contracts relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or property of the Acquired Company or any letter of credit arrangements, or any guarantee therefor;
      other than as contained in the Organizational Documents, Contracts that contain any provision pursuant to which the Acquired Company is obligated to indemnify or make any indemnification payments to any Person;
      agent, sales representative, sales or distribution Contracts (other than purchase and sale orders entered into in the Ordinary Course of Business);
      powers of attorney or other similar Contracts or grants of agency;
      Contracts prohibiting the Acquired Company, now or in the future, from freely engaging in any business or competing anywhere in the world;
      settlement Contracts pursuant to which the Acquired Company (i) will be required to pay, as of or after the date of this Agreement, consideration in excess of $100,000, (ii) is restricted from using any Intellectual Property (including coexistence agreements), or (iii) will be required to satisfy monitoring or reporting obligations to any Governmental Body outside the Ordinary Course of Business;
      Contracts involving any Intellectual Property (other than licenses to mass-marketed software with a replacement cost and/or annual license fee of less than $10,000);
      Contracts in connection with any material acquisition, divestiture, merger or similar transactions that contain representations, covenants, indemnities or other obligations that are still in effect; or any letter of intent or similar Contract for any material acquisition, divestiture, merger or similar transaction that is currently proposed and has not been consummated; and
      any other Contract to which the Acquired Company is a party, not otherwise covered by clauses (a) through (m) above, the loss of which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

    Schedule 3.14 sets forth the total amount (including principal, interest, penalties and fees) outstanding under each State Agency Loan as of the date hereof.

    All of the Contracts set forth or required to be set forth on Schedule 3.14 (collectively, the "Material Contracts") are valid, binding and enforceable as to the Acquired Company and, to Selling Shareholder's Knowledge, the other parties thereto, in accordance with their respective terms. Each Material Contract will be in full force and effect in accordance with its terms upon consummation of the Contemplated Transactions, except where such failure to be in full force and effect or such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Acquired Company, and to Selling Shareholder's Knowledge, each other party thereto, has performed all obligations required to be performed by it and is not in default under or in breach of, or in receipt of any claim of default or breach under, any Material Contract, except for any obligations, defaults or claims of default that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Selling Shareholder nor the Acquired Company has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option to renew thereunder. There has been made available to Buyer (i) a true, correct and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto, and (ii) a true, correct and complete description of the material terms of all oral Material Contracts (if any).

    Absence of Certain Changes or Events
      Except as set forth in Schedule 3.15(a), since December 31, 2005, the Acquired Company has conducted its businesses in the Ordinary Course of Business and there has not been any event or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there has not been any:
        change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
        amendment of any provision to the Organizational Documents of the Acquired Company;
        payment or increase by the Acquired Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee (except in the Ordinary Course of Business);
        entry into any employment, severance or similar Contract with any director, officer or employee of the Acquired Company;
        adoption of, or increase in the payments to or benefits under, any Plans of the Acquired Company;
        damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, that has had a Material Adverse Effect;
        entry into, termination of or receipt of notice of termination of: (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract; (ii) any Material Contract; or (iii) any Contract or transaction involving a total remaining commitment by or to the Acquired Company of at least $100,000;
        sale, lease, license, abandonment or other disposition of any asset or property of the Acquired Company (other than in the Ordinary Course of Business) or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of the Acquired Company, including the sale, lease or other disposition of any of the Intellectual Property;
        cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of $100,000;
        material change in the accounting methods or accounting policies used by the Acquired Company;
        incurrence of any Funded Debt, other than capitalized leases in the Ordinary Course of Business;
        discharge or satisfaction of any Encumbrance or payment of any liability, other than current liabilities paid in the Ordinary Course of Business;
        except as set forth in Schedule 3.14, engagement, directly or indirectly, in any material transaction or entered into any arrangement with any officer, director or other Affiliate of the Acquired Company;
        any capital expenditure (or series of related capital expenditures) or commitment therefor in excess of $100,000 in the aggregate that was not provided for in the capital expenditure budget of the Acquired Company for 2006;
        any material change in the policies of the Acquired Company with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable, including any acceleration or deferral of the payment or collection thereof, as applicable, except as otherwise provided in Section 5.2(c)(iv);
        any material change in the manner in which the Acquired Company extends discounts or credits to customers or otherwise deals with customers, or any material change in the manner in which the Acquired Company markets its products or services;
        hiring or termination of any executive having the title of Vice President (or performing services ordinarily performed by a person holding such title) or any executive having a higher title;
        damage to or destruction or loss of any asset or property of the Acquired Company, exceeding in the aggregate $100,000, whether or not covered by insurance;
        adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Company;
        change in the cash management practices of the Acquired Company;
        compromise or settlement of any material dispute affecting the Acquired Company; or
        agreement, whether oral or written, by the Acquired Company to do any of the foregoing.
      As of the Closing, the Company shall have made all of the capital expenditures set forth in Schedule 3.15(b).
    Books and Records

    The Acquired Company has made and kept, and Selling Shareholder has delivered or made available to Buyer upon its request, true, correct and complete copies of, all material Books and Records that, in reasonable detail, fairly reflect in all material respects the activities of the Acquired Company.

    Real Property
      Schedule 3.17(a) sets forth a complete list of all real property owned in fee by the Acquired Company (collectively, the "Owned Properties"). The Acquired Company has fee title to the Owned Properties, free and clear of all Encumbrances of any nature whatsoever except Permitted Encumbrances. Except as set forth on Schedule 3.17(a), (i) the Acquired Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Properties or any portion thereof and (ii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Properties or any portion thereof or interest therein. The Acquired Company is not a party to any agreement or option to purchase any real property or interest therein.
      Schedule 3.17(b) sets forth a complete list of all leases of real property by the Acquired Company (collectively, the "Real Property Leases") as lessee. Selling Shareholder has delivered to Buyer a true and complete copy of each Real Property Lease. To Selling Shareholder's Knowledge, the Acquired Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Acquired Company under any of the Real Property Leases. Except as set forth on Schedule 3.17(b), with respect to each of the Real Property Leases: (i) such Real Property Lease is valid, binding and enforceable as to the Acquired Company and, to Selling Shareholder's Knowledge, the other parties thereto, in accordance with their respective terms and will be in full force and effect in accordance with its terms upon consummation of the Contemplated Transactions, except where such failure to be in full force and effect or such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the Acquired Company's possession and quiet enjoyment of the Facility under such Real Property Lease has not been disturbed, and to Selling Shareholder's Knowledge, there are no disputes with respect to such Real Property Lease; (iii) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full; (iv) the Acquired Company does not owe, or will not owe in the future, any brokerage commissions or finder's fees with respect to such Real Property Lease; (v) the Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy a Facility or any portion thereof; and (vi) the Acquired Company has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.
      All buildings, structures, improvements and fixtures included in the Owned Properties have been maintained, in all material respects, in accordance with the standard commercial practices for industrial buildings of a size, nature, age and condition comparable to buildings in the areas in which such Owned Properties are located. None of the Facilities or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Facility, except where the Acquired Company's failure to possess such real property interest would not materially impair the value of the Facility or materially interfere with the continued conduct of the Acquired Company.
    Intellectual Property
      The term "Intellectual Property" means: (i) all fictitious business names, trade names, trademarks, service marks, logos, slogans, trade dress, and other designations of origin, all registrations, applications and renewals thereof, and all goodwill associated with any of the foregoing (collectively, "Marks"); (ii) all inventions, patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof (collectively, the, "Patents"); (iii) all Internet domain names (collectively, "Domain Names"); (iv) all copyrights and other works of authorship, and all registrations, and renewals in connection therewith; (v) all trade secrets, know-how, processes, techniques, methods, and confidential information (including customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all software (including data, databases, and related documentation); (vii) all other proprietary and intellectual property rights; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
      Schedules.
        Marks. Schedule 3.18b(i) contains a complete and accurate list of all domestic and foreign Marks owned or used by the Acquired Company that are registered or the subject of an application for registration and all material unregistered Marks owned or used by the Acquired Company.
        Patents. Schedule 3.18(b)(ii) contains a complete and accurate list of all domestic and foreign Patents and patent applications owned by the Acquired Company or under which the Acquired Company otherwise practices any rights in accordance with any license agreement(s).
        Domain Names. Schedule 3.18b(iii) contains a complete and accurate list of all Domain Names owned by, registered in the name of or used by the Acquired Company and certain other specified Domain Names identified by agreement of the parties which other specified Domain Names the parties agree shall be assigned and transferred to the Acquired Company at or before the Closing Date.
        Copyrights and Software. Schedule 3.18(b)(iv) contains a complete and accurate list of all registered copyrights, copyright applications, and software (other than mass-marketed software with a replacement cost and/or annual license fee of less than $10,000) owned or used by the Acquired Company.
      Except as set forth in Schedules 3.18(b)(i), 3.18(b)(ii), 3.18(b)(iii) and 3.18(b)(iv), the Acquired Company owns, free and clear of all Encumbrances, or has licenses to use pursuant to a Contract set forth on Schedule 3.14(l) (provided that Schedule 3.14(l) does not list licenses for mass-marketed software with a replacement cost and/or annual license fee of less than $10,000) all Intellectual Property necessary for or used by the Acquired Company in the conduct of its business (collectively, the "Company Intellectual Property"). Except as set forth in Schedule 3.18(c), to Selling Shareholder's Knowledge, no Person is infringing upon or misappropriating any Company Intellectual Property. There are no written pending, or to Selling Shareholder's Knowledge, unwritten or threatened claims contesting the validity, enforceability, ownership or use, or the right to register, any Company Intellectual Property and, to Selling Shareholder's Knowledge, there is no reasonable basis for such claim. The conduct of the business of the Acquired Company does not infringe or misappropriate any Intellectual Property of any third Person, and the Acquired Company has not received notice that it is infringing or misappropriating any Intellectual Property of any third Person. The Company Intellectual Property is valid, subsisting and enforceable, and Selling Shareholder (and its Subsidiaries) and the Acquired Company have taken all necessary or commercially reasonable efforts to maintain, protect and enforce the same. No past or present employee or contractor of Selling Shareholder (or its Subsidiaries) or the Acquired Company owns any right, title or interest in and to any Company Intellectual Property.
      The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems (collectively, "Systems") owned by the Acquired Company (collectively, "Company Systems") are sufficient for the immediate and anticipated future needs of the Company. In the last twelve months, the Company Systems have not experienced any material disruption, interruption or outage.
      Subject to Section 9.3 of this Agreement, all of the Company Intellectual Property shall be owned or available for use by the Acquired Company immediately after the Closing on terms and conditions substantially similar to those under which the Acquired Company owned or used the Company Intellectual Property prior to the Closing.
      Immediately after the Closing, the Company Systems shall be either (i) owned by the Acquired Company or (ii) available for use by the Acquired Company pursuant to the Transition Agreements for the periods specified therein.
    No Brokers or Finders

    Except as set forth in Schedule 3.19, none of Selling Shareholder, its Representatives or the Acquired Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

    Absence of Undisclosed Liability

    Except as set forth in Schedule 3.5, neither the Company nor any of the Purchased Subsidiaries has any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, "Liabilities") that is required to be reflected on a balance sheet prepared in accordance with GAAP or any "off-balance sheet arrangements" that would be required to be disclosed under Item 303(a)(4) of Regulation S-K promulgated under the Securities Act, other than (a) Liabilities set forth on the face of the Interim Balance Sheet, and (b) Liabilities that have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of law or environmental liability or clean-up obligation except as expressly disclosed in the Schedules attached hereto).

    Insurance

    Schedule 3.21 sets forth a true and complete list of each insurance policy that covers the Company or any of the Purchased Subsidiaries or their respective businesses, properties or assets or any director, officer or employee of the Company or any of the Purchased Subsidiaries (collectively, the "Policies") and also describes any self-insurance arrangements affecting the Company or any of the Purchased Subsidiaries. Such Policies are in full force and effect and neither the Company nor any of the Purchased Subsidiaries is in default with respect to its obligations under any such Policy, except where such failure to be in full force and effect or such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to each Policy, (a) there are no material claims pending as to which coverage has been questioned, denied or disputed by the underwriter(s) of such Policy, and (b) no written notice of cancellation or termination has been given.

    Inventory

    The inventory of the Acquired Company reflected on the Interim Balance Sheet or recorded on the books of the Acquired Company since the date of the Interim Balance Sheet has been recorded in accordance with past custom and practice consistent with GAAP and the reserve for inventory write down reflected on the Interim Balance Sheet will be adjusted for the passage of time through the Closing Date in accordance with past custom and practice consistent with GAAP.

    Accounts Receivable

    Except as set forth in Schedule 3.23, all accounts receivable of the Acquired Company, whether reflected on the Interim Balance Sheet or subsequently created, represent or will represent valid obligations arising from sales actually made or services actually performed by the Acquired Company in the Ordinary Course of Business. All such accounts receivable have been recorded and, to Selling Shareholder's Knowledge, such accounts receivable are subject to no valid counterclaims or setoffs, subject to reserves for doubtful accounts that have been established, in accordance with past custom and practice and in accordance with GAAP, taking into consideration the past accounts receivable collections experience of the Company and the Purchased Subsidiaries.

    Sufficiency of Assets

    The assets and properties that are owned, leased or licensed by the Acquired Company are sufficient for the continued conduct of the Acquired Company's business immediately after the Closing in substantially the same manner as conducted prior to the Closing; provided, however, that no representation or warranty is made with respect to the adequacy or sufficiency of the Acquired Company's cash or cash equivalents for purposes of the continued conduct of the Acquired Company's business after the Closing. The tangible personal property of the Acquired Company, taken as a whole, is in satisfactory operating condition, wear and tear excepted and giving consideration to the age and usage thereof.

    Product Warranty, Liability and Recall

    There is no written notice, demand, claim, action, suit or inquiry from, and there is no hearing, proceeding or investigation pending before or, to Selling Shareholder's Knowledge, threatened by, any Governmental Body with respect to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Company or any of the Purchased Subsidiaries (each, a "Product"). Except for Product warranty claims arising in the Ordinary Course of Business, there is no written claim or lawsuit involving a Product that is pending or, to Selling Shareholder's Knowledge, threatened by any Person. During the last twelve months, there has not been any Product recall or post-sale warning conducted by or on behalf of the Company or any of the Purchased Subsidiaries concerning any Product.

    Suppliers and Customers

    Schedule 3.26 sets forth a list of (a) the top twenty (20) customers of the Acquired Company by dollar volume of sales and (b) the top twenty (20) suppliers of the Acquired Company by dollar volume of purchases, in each case for the 12 months ended December 31, 2005 and for the 10-month period ended October 31, 2006. Since January 1, 2006, the Acquired Company has not received written notice from any customer or supplier listed on Schedule 3.26 to the effect that any such customer or supplier intends to stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from, or supplying materials, products or services to, the Acquired Company (whether as a result of the consummation of the Contemplated Transactions or otherwise).

    Affiliate Transactions

    Except as set forth in Schedule 3.27, none of Selling Shareholder or any of its Affiliates (other than the Company or any of the Purchased Subsidiaries), and none of the directors or officers of Selling Shareholder or any of its Affiliates, (a) provides services to (other than service as a director or officer) or is involved in any business arrangement or relationship with the Company or any of the Purchased Subsidiaries other than agreements entered into in the Ordinary Course of Business, (b) owns any property or right, tangible or intangible, that is used by the Acquired Company, (c) to Selling Shareholder's Knowledge, owns, directly or indirectly, any interest in (other than holdings that represent less than 5% of the outstanding interest of any publicly traded company), or is an officer, director, employee or consultant of, any person that is a competitor, lessor, lessee or supplier of the Acquired Company, or (d) has entered into any other agreements, arrangements, commitments or understandings with the Company or any of the Purchased Subsidiaries other than in the Ordinary Course of Business (collectively, the "Affiliate Transactions").

    Disclosure

    To the actual knowledge of Ronald E. Weinberg and Joseph J. Levanduski after reasonable inquiry, the representations and warranties contained in this Article 3 (including the Schedules) do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    No Other Representations or Warranties

  Except for the representations and warranties contained in this Section 3 (as modified by the Schedules hereto) or in any Selling Shareholder's Closing Document, neither Selling Shareholder nor any other Person makes any other express or implied representation or warranty with respect to the Acquired Company or Contemplated Transactions, and Selling Shareholder disclaims any other representations or warranties, whether made by Selling Shareholder, the Acquired Company or any of their respective Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Section 3 or in any Selling Shareholder's Closing Document, Selling Shareholder hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, budget (including the 2007 Budget), statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or Representative of the Acquired Company or Selling Shareholder or any of their respective Affiliates). Selling Shareholder makes no representations or warranties to Buyer regarding the probable success or future profitability of the Acquired Company and Selling Shareholder does not guarantee in any respect the results set forth in the 2007 Budget. This Section 3.29 is qualified in its entirety with respect to, and does not apply to the extent of, instances of fraud, willful misconduct or intentional misrepresentation on the part of Selling Shareholder in connection with the Contemplated Transactions.

  REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer represents and warrants to Selling Shareholder as follows:

    Organization and Good Standing

    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    Authority

    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement, the Noncompetition Agreement and the Transition Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the right, power and authority to execute and deliver the Buyer's Closing Document and to perform its obligations under the Buyer's Closing Documents.

    No Conflict

    Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (a) any provision of Buyer's Organizational Documents; (b) any resolution adopted by the board of directors of Buyer; (c) any Legal Requirement or Order to which Buyer may be subject; or (d) any Contract to which Buyer is a party or by which Buyer may be bound. Except as set forth in Schedule 4.3, Buyer is not and will not be required to obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

    Investment Intent

    Buyer is acquiring the Share for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

    Certain Proceedings

    There is no pending or, to Buyer's Knowledge, threatened Proceeding that has been commenced against or affecting Buyer that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

    Financing

    Buyer has furnished to Selling Shareholder fully executed copies of the equity and debt commitment letters relating to the financing of the Contemplated Transactions. Subject to the terms and conditions set forth in the commitment letters, the aggregate proceeds to be provided under such commitment letters will be in an amount sufficient to pay the Purchase Price in cash at Closing and all expenses of Buyer related to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. Assuming the accuracy of the representations and warranties of Selling Shareholder set forth in Article 3, as of the date hereof and after communicating with the institutions providing the equity and debt financing, Buyer does not have Knowledge of any facts or circumstances that are reasonably likely to result in any of the conditions set forth in such commitment letters not being satisfied.

    Distribution of Net Cash

    Buyer acknowledges that prior to the Closing, the Acquired Company shall make a distribution to Selling Shareholder of all Net Cash.

    No Brokers or Finders

    Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

    Condition of the Business

    Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither the Acquired Company nor Selling Shareholder is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Selling Shareholder in Section 3 or in any Selling Shareholder's Closing Document. Buyer represents that none of Selling Shareholder, the Acquired Company or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Company, Selling Shareholder, or the Contemplated Transactions not expressly set forth in this Agreement or in any Selling Shareholder Closing Document, and none of the Acquired Company, Selling Shareholder or any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Buyer's use of, any such information, including any confidential memoranda distributed on behalf of the Acquired Company relating to the Acquired Company or other publications or data room information provided to Buyer or its Representatives, the 2007 Budget (except as otherwise specifically provided in Section 3.5(b)) or any other document or information in any form provided to Buyer or its Representatives in connection with the sale of the Acquired Company and the Contemplated Transactions. This Section 4.9 is qualified in its entirety with respect to, and does not apply to the extent of, instances of fraud, willful misconduct or intentional misrepresentation on the part of Buyer in connection with the Contemplated Transactions.

    Investigation

  Buyer has conducted a full and complete investigation and inspection of the Acquired Company for the purpose of determining whether to enter into this Agreement and the Contemplated Transactions. In executing this Agreement and consummating the Contemplated Transactions, Buyer is relying on its own investigation and on the provisions specifically set forth in this Agreement and the Schedules and the Selling Shareholder's Closing Documents and not on any other statements, representations, warranties or assurances of any kind made by Selling Shareholder, the Acquired Company, any of their Representatives or any other Person. To the actual knowledge (which, for the avoidance of doubt, does not encompass constructed, imputed or similar concepts of knowledge) of Scott Budoff and Scott Rivard, there are no facts constituting a breach of any representation or warranty set forth in Section 3; provided, that Selling Shareholder shall bear the burden of proof that (i) such person had actual knowledge of the relevant facts and (ii) such person understood, or a reasonable business person would have understood after reviewing the Agreement, that such relevant facts constituted a breach of such representation or warranty; provided, further, that such persons shall be deemed to have actual knowledge of any issues required to be disclosed in the representations and warranties set forth in Section 3.13 to the extent that such issues are specifically identified as "Recognized Environmental Conditions" in the Environ Report Summary.

  COVENANTS OF SELLING SHAREHOLDER PRIOR TO CLOSING DATE
    Access and Investigation

    Between the date of this Agreement and the Closing Date, Selling Shareholder will, and will cause the Acquired Company and its Representatives to: (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") with reasonable access to the Acquired Company's personnel, properties, Contracts, books and records (including accounting work papers for the Acquired Company) and other documents and data; (b) furnish Buyer and Buyer's Advisors with copies of all Contracts, books and records and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request.

    Operation of the Businesses of the Acquired Company
      Between the date of this Agreement and the Closing Date, Selling Shareholder will cause the Acquired Company to:
        conduct its business only in the Ordinary Course of Business;
        use its Best Efforts to keep available the services of its current officers and key employees and to preserve the relationships with customers and suppliers of the Acquired Company;
        not implement any employee layoffs that could implicate the WARN Act;
        not enter into, renew, modify or terminate any Material Contract, except for renewals of such Contracts that are within the Ordinary Course of Business and consistent with past practice; and
        otherwise report periodically to Buyer concerning the status of its business, operations and finances.
      Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Selling Shareholder will not, and will cause the Acquired Company not to, without the prior consent of Buyer (which, with respect to conduct in furtherance of the business being conducted as of the date hereof by the Acquired Company, consent shall not be unreasonably withheld, conditioned or delayed), take any affirmative action, or fail to take any reasonable action within their or its control, that would be reasonably likely to result in the occurrence of any of the material changes or events listed in Section 3.15.
      Notwithstanding this Section or any other provision of this Agreement to the contrary, Selling Shareholder shall have the right to: (i) cause the Acquired Company to make cash distributions to Selling Shareholder in the Ordinary Course of Business at such times and in such amounts as may be determined from time to time by Selling Shareholder in its sole discretion; (ii) engage in spin-off or similar transactions involving the Subsidiaries of the Acquired Company or certain of their assets, or make other changes in the corporate structure of Acquired Company, in each case as described in reasonable detail on Annex B, at such times and in such manner as may be determined by Selling Shareholder in consultation with Buyer, for the sole purpose of achieving the corporate structure described in Annex B by the time of the Closing; (iii) cause the Acquired Company to transfer the Restricted Marks to Selling Shareholder; and (iv) make a year-end adjustment, in the Ordinary Course of Business, to the salaried incentive compensation accruals on the balance sheet of the Acquired Company for fiscal year 2006, as approved by Selling Shareholder and the President of the Acquired Company.
    Required Approvals

    As promptly as practicable after the date of this Agreement, Selling Shareholder will, and will cause the Acquired Company to, make any and all filings required by any applicable Legal Requirements to be made by Selling Shareholder or the Acquired Company in order to consummate the Contemplated Transactions (excluding any required filings under the HSR Act, which shall be the sole responsibility of Buyer). Between the date of this Agreement and the Closing Date, Selling Shareholder will, and will cause the Acquired Company to: (a) cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions; and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.3.

    Notifications

    Between the date of this Agreement and the Closing Date, Selling Shareholder will promptly notify Buyer in writing if Selling Shareholder becomes aware of any fact or condition that causes or constitutes a breach of any of Selling Shareholder's representations and warranties as of the date of this Agreement, or if Selling Shareholder becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to ensure their accuracy or completeness as of the Closing Date, Selling Shareholder will promptly deliver to Buyer a supplement to the Schedules describing such change (each such additional written disclosure, a "Disclosure Schedule Supplement"). The delivery of any Disclosure Schedule Supplement shall not affect Buyer's right to terminate this Agreement in accordance with Section 11.1(b)(i); provided, that Buyer may not exercise its right to terminate the Agreement pursuant to Section 11.1(b)(i) if Buyer does not do so within ten Business Days of its receipt of any such Disclosure Schedule Supplement.. If Buyer does not elect to terminate this Agreement as provided above, this Agreement shall remain in full force and effect subject to the express provisions hereof, (i) if the disclosure set forth in the applicable Disclosure Schedule Supplement relates to events that occurred after the date of this Agreement, then such Disclosures Schedule Supplement shall not constitute or be deemed to constitute a breach of the representations and warranties made by Selling Shareholder in Section 3 and (ii) if the disclosures set forth in the applicable Disclosure Schedule Supplement relates to events that occurred prior to the date of this Agreement and should have been disclosed on the Schedules delivered on the date of this Agreement, then such Disclosure Schedule Supplement shall in no way impact Buyer's ability to seek indemnification pursuant to Section 10 and the parties acknowledge and agree that the last sentence of Section 4.10 shall not affect Buyer's ability to seek indemnification in connection with the foregoing. Between the date of this Agreement and the Closing Date, Selling Shareholder will also promptly notify Buyer in writing of the occurrence of any breach of any covenant of Selling Shareholder in this Agreement or of the occurrence of any event that, insofar as can be reasonably foreseen, could make the satisfaction of the conditions in Section 7 impossible or unlikely to occur by the Closing Date.

    Best Efforts

    Between the date of this Agreement and the Closing Date, Selling Shareholder will use its Best Efforts to cause the conditions in Section 7 to be satisfied.

    Interim Financial Statements

    Between the date of this Agreement and the Closing Date, Selling Shareholder shall provide Buyer with an internally prepared, unaudited combined balance sheet and statement of operations of the Acquired Company for each month prior to the Closing Date. Such statements shall comply with the representation and warranty set forth in Section 3.5(a) and shall be provided within 30 days after the applicable month end.

    Assistance and Cooperation with Financing

    Selling Shareholder shall direct the Acquired Company and its officers, employees, accountants and other representatives to cooperate with Buyer in connection with the debt financings contemplated in the debt commitment letters, dated as of the date hereof, from KeyBank National Association, AC Finance LLC/Allied Capital Corporation, The Bank of New York/BNY Capital Markets, Inc., Hartford Investment Management Company and Massachusetts Mutual Life Insurance Company (collectively, the "Debt Commitment Letters") to the extent reasonable and necessary to consummate the Contemplated Transactions, and shall cause the Acquired Company to provide such assistance and cooperation as Buyer may reasonably request in connection therewith, including (i) making senior management of the Acquired Company reasonably available for proposed financing source meetings, and (ii) helping procure other definitive financing documents or other reasonably requested certificates or documents.

    Title Insurance and Surveys

    The Acquired Company shall use its Best Efforts to assist Buyer in obtaining (i) title insurance policies (which may be in the form of a mark-up of a pro forma of a title commitment), insuring the Acquired Company's fee simple title to each Owned Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from Selling Shareholder through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer reasonably determines to be the value of the Owned Property insured thereunder, with the creditor's rights exception deleted, and shall including an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning endorsement and all other endorsements reasonably requested by Buyer or Buyer's lender, in form and substance reasonable satisfactory to Buyer (the "Title Policies") and (ii) a survey for each Owned Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Buyer, and conforming to standards as the title company issuing the Title Policies and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer's lender and the title company issuing the Title Policies, in a form satisfactory to each of such parties (the "Surveys"). The Acquired Company or Selling Shareholder, as appropriate, shall use its Best Efforts to remove from title any Encumbrances that are not Permitted Encumbrances and provide the Title Company with any affidavit, indemnity or other assurances reasonably requested by the Title Company to issue the Title Policies. Buyer shall pay all fees, costs and expenses with respect to the Title Policies and the Surveys.

    Termination of Affiliate Transactions

    Except for this Agreement, the other Selling Shareholder's Closing Documents and as set forth on Schedule 5.9 (collectively, the "Surviving Affiliate Transactions"), on or prior to the Closing Date, Selling Shareholder shall, and shall cause its Affiliates (including the Acquired Company), to terminate all Affiliate Transactions (collectively, the "Terminated Affiliate Transactions"). No such Terminated Affiliate Transaction (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date.

    Exclusivity

    Until such time, if any, as this Agreement is terminated pursuant to Section 11.1, Selling Shareholder shall, and shall cause each of its Affiliates (including the Acquired Company) and their respective officers, directors, employees, attorneys, financial advisors, accountants, brokers, agents and other representatives, not to (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or all or substantially all of the assets, of the Company or any of the Purchased Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange, a "Competing Transaction") or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek any of the foregoing. Notwithstanding the foregoing, it shall not be a breach of the foregoing covenant for: (i) Selling Shareholder, its Affiliates (including the Acquired Company and its other Subsidiaries) and their respective officers, directors, employees, attorneys, financial advisors, accountants, brokers, agents and other representatives to respond to any inquiries about the status of the Contemplated Transactions or a previously proposed Competing Transaction by indicating that Selling Shareholder is subject to an exclusivity agreement and is unable to provide any information or entertain any proposals or offers concerning a Competing Transaction for as long as that exclusivity agreement remains in effect; or (ii) Selling Shareholder and the Acquired Company to effect the transactions described in Section 5.2(c). Selling Shareholder shall promptly notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to a Competing Transaction; provided that they shall have no such notification obligation with respect to any inquiries or contacts that are made by any Person to Jefferies & Company, Inc. ("Jefferies") concerning the Contemplated Transactions or the possibility of a Competing Transaction if Jefferies responds to any inquiries about the status of the Contemplated Transactions or a previously proposed Competing Transaction by indicating that Selling Shareholder is subject to an exclusivity agreement and is unable to provide any information or entertain any proposals or offers concerning a Competing Transaction for as long as that exclusivity agreement remains in effect.

    Consents

    As promptly as practicable after the date of this Agreement, Selling Shareholder shall, and shall cause each of the Company and the Purchased Subsidiaries, to give all notices specified in Schedule 3.3 and to use commercially reasonable efforts to obtain all Consents specified in Schedule 3.3. All costs incurred in connection with giving of such notices and obtaining such Consents shall be borne by Selling Shareholder, provided that, notwithstanding any provision of this Agreement to the contrary, neither Selling Shareholder nor any of its Affiliates shall be liable to Buyer or the Acquired Company for any losses or increased costs resulting from any change in the terms of any Contract requested in order to procure such Consents.

    Release and Waiver by Selling Shareholder

    Upon consummation of the Closing, Selling Shareholder, on behalf of itself and its predecessors, successors, assigns, Affiliates, directors, officers, employees, agents and representatives retained by, or acting on behalf of, any of them (together with Selling Shareholder, the "Selling Shareholder Parties"), hereby forever fully, unconditionally and irrevocably releases, remises and discharges Buyer and the Acquired Company, and any of their respective predecessors, successors, assigns, Affiliates, past and present stockholders, directors, officers, employees, agents and representatives retained by, or acting on behalf of, any of them (collectively, the "Buyer Parties") in each Buyer Party's individual or corporate capacity, from any and all actions, causes of action, suits, claims, cross-claims, counter-claims, demands, debts, sums of money, offsets, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity or otherwise (including claims for damages (whether compensatory, liquidated, punitive, exemplary or any other damages), costs, expenses and attorneys', brokers' and accountants' fees and expenses) arising, directly or indirectly, out of or related, directly or indirectly, to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, whether known or unknown, vested or contingent, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known (collectively, "Claims"), that any Selling Shareholder Party can, shall or may have against the Buyer Parties arising under any local, state or federal law, regulation or ordinance or under any public policy, contract or tort, or under common law; provided, however, that nothing in this release shall impair: (i) Selling Shareholder's rights to take action to enforce this Agreement and the Selling Shareholder's Closing Documents, or to make claims with respect to fraud in connection with this Agreement, at any time following the Closing; (ii) any of the Surviving Affiliate Transactions; (iii) subject to Section 5.11 hereof, any obligations of the Company or any Purchased Subsidiary to indemnify or advance expenses to any of its past or current directors, officers, employees or agents under its organizational documents or the general corporation law of the state in which it was organized, or any rights to coverage under any applicable directors and officers insurance policy maintained by it or on its behalf; (iv) any Selling Shareholder Party's rights with respect to any third party Claims relating to the Acquired Company, including any warranty, product liability, product recall, product warning or similar claim with respect to any Product; or (v) any obligation of any Selling Shareholder Party to any other Selling Shareholder Party. Subject to the proviso in the preceding sentence, the Selling Shareholder Parties will not directly or indirectly assert any Claim or commence (or cause to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Buyer Party based upon any Claim.

    Environmental Permits

  Selling Shareholder shall, at its expense, (i) evaluate whether the Acquired Company possesses or is required to possess the Environmental Permits described in Schedule 5.13 and (ii) to the extent necessary to comply with applicable Environmental Laws, cause the Acquired Company to apply for and use its Best Efforts to acquire prior to the Closing any and all such required Environmental Permits that it does not possess.

  COVENANTS OF BUYER PRIOR TO CLOSING DATE
    Required Approvals

    As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including any required filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each of its Affiliates to: (i) cooperate with Selling Shareholder with respect to all filings that Selling Shareholder is under any Legal Requirements to make in connection with the Contemplated Transactions; and (ii) use its Best Efforts to assist Selling Shareholder in obtaining all consents identified in Schedule 3.3; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business to obtain a Governmental Authorization.

    Notifications

    Between the date of this Agreement and the Closing Date, Buyer will promptly notify Selling Shareholder if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties set forth in Section 4 as of the date of this Agreement, or if Buyer becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Between the date of this Agreement and the Closing Date, Buyer will also promptly notify Selling Shareholder of the occurrence of any breach of any covenant of Buyer in this Agreement or of the occurrence of any event that, insofar as can be reasonably foreseen, could make the satisfaction of the conditions in Section 8 impossible or unlikely to occur by the Closing Date.

    Best Efforts

    Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

    Financing

    Buyer will use commercially reasonable efforts (taking into account the size and nature of the Contemplated Transactions) to enter into definitive agreements providing for the financing of the Contemplated Transactions and related expenses, including substitution of the letters of credit referred to in Section 2.5(b)(vi), containing terms substantially similar to those set forth in the commitment letters referred to in Section 4.6 or such other terms as are reasonably satisfactory to Buyer, and to obtain on the Closing Date the financing contemplated by such definitive financing agreements; provided, however, that Buyer shall not be in breach of this Section 6.4 if and to the extent that such breach is a result of the Acquired Company's failure to comply with the provisions of Section 5.7.

    Indemnification, Exculpation and Insurance
      From the Closing Date until the third anniversary of the Closing Date, Buyer shall, or shall cause the Acquired Company to, indemnify, defend and hold harmless, to the fullest extent permitted under any applicable Legal Requirement and to the same extent such Persons are indemnified as of the date hereof by the Acquired Company, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of the Purchased Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Acquired Company at any time prior to the Closing Date; provided, that no indemnification shall be made to any Indemnitee to the extent it is determined by a court of competent jurisdiction that such Indemnitee did not, with respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Acquired Company. Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of the Acquired Company as now in effect of the Acquired Company shall survive the Closing Date until the third anniversary of the Closing Date and shall continue in full force and effect during such time in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees in the aggregate, unless such modification is required by any Legal Requirement. Prior to the Closing, Selling Shareholder shall, at its sole cost and expense, purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Acquired Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for three years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company.
      The provisions of this Section 6.5: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The obligations of Buyer under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.5 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).
    Removal of Guarantees and Letters of Credit

  Buyer shall cooperate with Selling Shareholder in connection with the removal of Selling Shareholder as a guarantor under the State Agency Loans and the letters of credit referenced in Section 2.5(b)(v), and shall cause the Acquired Company to provide such assistance and cooperation as Selling Shareholder may reasonably request in connection therewith.

  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

  Buyer's obligation to purchase the Share, to consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

    Accuracy of Representations

    Each of Selling Shareholder's representations and warranties in this Agreement must be true and correct in all material respects (except in the case of any representation or warranty containing a materiality qualifier, in which case it must be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, after giving effect to any Disclosure Schedule Supplements provided by Selling Shareholder to Buyer in accordance with, and subject to the limitations of, Section 5.4.

    Selling Shareholder's Performance
      Selling Shareholder and, if applicable, the Acquired Company will have performed or complied, in all material respects, with all of the covenants and obligations that it is required to perform or to comply with under this Agreement at or prior to the Closing.
      Each document required to be delivered by Selling Shareholder pursuant to Section 2.5 must have been delivered and each of the other covenants and obligations in Section 5.3 must have been performed and complied with by Selling Shareholder in all material respects.
    Required Consents

    Each of the Consents needed by Selling Shareholder to consummate the Contemplated Transactions and that are identified in Schedule 3.3 and those identified in Schedule 4.3 must have been obtained on terms and conditions reasonably satisfactory to Buyer and must be in full force and effect, and any applicable waiting period under the HSR Act must have expired or otherwise been terminated.

    No Claim Regarding Stock Ownership or Sale Proceeds

    There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Share.

    Financing

    Buyer shall have obtained all of the debt financings on substantially the same terms and conditions as are set forth in the Debt Commitment Letters.

    Lack of Material Adverse Effect

    Since the date of this Agreement, no fact, circumstance, development or event shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    Termination of Affiliate Transactions

    All Terminated Affiliate Transactions shall have been terminated pursuant to Section 5.8, on terms and conditions reasonably satisfactory to Buyer, and shall be of no further force or effect.

    No Prohibition or Litigation

    There must not be: (a) any applicable Legal Requirement or any injunction or other Order in effect that prohibits the sale of the Share by Selling Shareholder to Buyer or any or all of the Contemplated Transactions; or (b) any pending or, to Selling Shareholder's Knowledge, threatened Proceeding before or by any Governmental Authority or by any other Person questioning the legality of this Agreement or the consummation of any or all of the Contemplated Transactions; provided that Selling Shareholder has used its Best Efforts to have any such Order vacated or Proceeding dismissed.

    Payment, Satisfaction and Discharge of Funded Debt

    Buyer shall have received evidence satisfactory to it of the full payment, satisfaction and discharge of all Funded Debt (other than the State Agency Loans), including payoff letters, on terms and conditions reasonably satisfactory to Buyer, from lenders or agreements by such lenders to cause releases of all applicable financing statements relating to any of the assets, releases of any pledges of the capital stock and releases of guaranty obligations of the Acquired Company.

    Transition Agreements

    Selling Shareholder will have executed and delivered: (i) a management transition agreement on terms and conditions reasonably acceptable to Buyer, including but not limited to the daily operations and management of the Acquired Company's facility in Suzhou, China after the Closing Date (the "Management Transition Agreement"); (ii) an information technology transition services agreement on terms and conditions mutually acceptable to Selling Shareholder and Buyer (the "IT Transition Services Agreement"); and (iii) a transition services agreement on terms and conditions reasonably acceptable to Buyer (the "Transition Services Agreement") (together with the Management Transition Agreement and the IT Transition Services Agreement, the "Transition Agreements").

    Letter Agreement Evidencing Supply Arrangement

    Selling Shareholder will have executed and delivered a letter agreement to Buyer providing for the exclusive purchase of specifically identified parts by Buyer to an Affiliate of Selling Shareholder at a fixed price for a term of three years. The terms and conditions of the sale of parts pursuant to this Section 7.11 shall be made pursuant to purchase orders issued by an Affiliate of Selling Shareholder containing its standard terms and conditions.

    Assignment of Certain Intellectual Property

    Selling Shareholder will have executed and delivered an assignment of Intellectual Property on terms and conditions reasonably acceptable to Buyer pursuant to which Selling Shareholder assigns to the Acquired Company all right, title and interest in and to the Intellectual Property set forth in Schedule 7.12; provided, that the use of any Intellectual Property not assigned to Buyer prior to Closing shall be provided for in the Transition Agreements.

    Noncompetition Agreement

  Selling Shareholder, Ronald E. Weinberg and Joseph J. Levanduski will have executed and delivered the Noncompetition Agreement in form and substance reasonably acceptable to Buyer.

  CONDITIONS PRECEDENT TO SELLING SHAREHOLDER'S OBLIGATION TO CLOSE

  Selling Shareholder's obligation to sell the Share, to consummate the Contemplated Transactions and to take the other actions required to be taken by Selling Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Selling Shareholder in whole or in part):

    Accuracy of Representations

    All of Buyer's representations and warranties in this Agreement must be true and correct in all material respects (except in the case of any representation or warranty containing a materiality qualifier, in which case it must be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

    Buyer's Performance
      Buyer will have performed or complied in all material respects with all of the covenants and obligations that it is required to perform or to comply with under this Agreement at or prior to the Closing.
      Buyer will have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and will have paid the Purchase Price required by Section 2.5(b)(ii).
    Required Consents

    Each of the Consents needed by Buyer to consummate the Contemplated Transactions and that are identified in Schedule 4.3 must have been obtained and must be in full force and effect, and any applicable waiting period under the HSR Act must have expired.

    No Prohibition or Litigation

    There must not be: (a) any applicable Legal Requirement or any injunction or other Order in effect that prohibits the sale of the Share by Selling Shareholder to Buyer or any or all of the Contemplated Transactions; or (b) any pending or, to Buyer's Knowledge, threatened Proceeding before or by any Governmental Authority or by any other Person questioning the legality of this Agreement or the consummation of any or all of the Contemplated Transactions; provided that Buyer has used its Best Efforts to have any such Order vacated or Proceeding dismissed.

    Management Transition Agreement

    Buyer will have executed and delivered the Management Transition Agreement.

    Noncompetition Agreement

  Buyer will have executed and delivered the Noncompetition Agreement in form and substance reasonably acceptable to Selling Shareholder, Ronald E. Weinberg and Joseph J. Levanduski.

  ADDITIONAL COVENANTS
    Tax Matters

    Buyer and Selling Shareholder agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records, computer files and personnel) and assistance relating to the Acquired Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit or for the prosecution or defense of any Proceeding with respect to Taxes.

    Records Retention

    Subject to Selling Shareholder's confidentiality obligations hereunder, from the Closing Date until the fifth anniversary of the Closing Date, Buyer agrees to cause the Acquired Company to furnish to Selling Shareholder, upon request, as promptly as practicable, such information (including access to books, records, computer files and personnel) and assistance relating to the Acquired Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit or for the prosecution or defense of any Proceeding with respect to Taxes. After the fifth anniversary of the Closing Date, Buyer agrees not to destroy or dispose of any such books, records or computer files without providing Selling Shareholder with reasonable notice and opportunity to take possession of all or part thereof.

    Use of Name and Marks
      Buyer agrees that, following the Closing, it shall have no right, title or interest in or to the name "Hawk" and the other names and marks and Domain Names listed on Schedule 9.3(a) (collectively, the "Restricted Marks") other than the rights granted pursuant to Section 9.3(b). Buyer agrees that, following the Closing, it will not, and will cause the Acquired Company to not, at any time hold itself out as having any current affiliation with Selling Shareholder or any of its Affiliates.
      As promptly as practicable but in no event later than six months following the Closing Date unless otherwise agreed to by Selling Shareholder, Buyer shall remove, strike over or otherwise obliterate all references to the Restricted Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, Web sites, computer software and other materials. Selling Shareholder hereby grants Buyer a limited, non-exclusive, world-wide, royalty free license to use the Restricted Marks for the term of six months following the Closing Date on the terms and conditions set forth in this Section 9.3. Buyer agrees that use of the Restricted Marks during the period authorized by this Section 9.3(b) shall be: (i) only with respect to inventories of packaging, labels, sales literature and other materials, and signage and other displays, existing as of the Closing Date; (ii) in a manner substantially the same as such Marks were used prior to the Closing Date; and (iii) in connection with goods or services that are at a level of quality equal to, or greater than, the quality of goods and services with respect to which the Restricted Marks were used by Selling Shareholder prior to the Closing Date.
      Buyer agrees: (i) not to contest the ownership or validity of any rights of Selling Shareholder or any of its Affiliates in or to the Restricted Marks; (ii) that the Restricted Marks are the sole property of Selling Shareholder or its Affiliates, and Buyer will do nothing inconsistent with such ownership; and (iii) not to register or seek to register any Mark that is confusingly similar to a Restricted Mark.
    Employment and Employee Benefits
      Buyer shall cause the Acquired Company, for a period of not less than 91 days after the Closing Date to continue the employment of all or substantially all of the persons actively employed by the Acquired Company as of the time immediately prior to the Closing (collectively, the "Continuing Employees"), at salary or hourly wage rates (as the case may be) not less than the salary or hourly wage rates in effect as of the time immediately prior to the Closing; provided that the foregoing shall not be construed to limit the ability of Buyer, the Acquired Company or any of their Affiliates to terminate the employment of any employee (including any Continuing Employee) at any time and for any or no reason.
      On or before the Closing Date Selling Shareholder shall provide Buyer with a list of employee layoffs, by location, implemented by the Acquired Company in the 90-day period preceding the Closing Date.
      Buyer shall cause all its and its Affiliate's welfare benefit plans (including medical, dental, vision, life insurance and short-term and long-term disability benefit plans) in which Continuing Employees are eligible to participate following the Closing to: (i) in the plan year in which the Closing Date occurs waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their covered dependents under such plans (except to the extent such conditions, exclusions or waiting periods would apply under the Acquired Company's or Selling Shareholder's plans as in existence prior to the Closing); and (ii) provide each Continuing Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to Closing in satisfying any applicable deductible or out-of-pocket requirements or limitations under such plans in the plan year in which the Closing Date occurs. In connection with the Continuing Employees' participation in any employee benefit plan, program or arrangement maintained by Buyer or any of its Affiliates, Buyer shall cause the Continuing Employees to receive credit for all periods of employment or service with the Acquired Company (including service with predecessor employers, where such credit was provided by the Acquired Company) prior to the Closing Date for purposes of determining eligibility service and vesting service, to the extent such credit does not result in a duplication of benefits and to the extent credit as of the Closing Date was recognized under an analogous Company Plan. Buyer shall also cause the Acquired Company to provide the vacation time and sick leave benefits due and accrued to the Continuing Employees as of the Closing Date.
      Subject to the last sentence of this Section 9.4(d), Selling Shareholder shall assume, retain and be solely responsible for all obligations and liabilities relating to or at any time arising under or in connection with any Company Plan or Company Other Benefit Obligation or any other "employee benefit plan" (as defined in ERISA Section 3(3)) or other benefit plan, program, agreement or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Selling Shareholder, the Company, any of the Purchased Subsidiaries, or any ERISA Affiliate, or with respect to which Selling Shareholder, the Company, any of the Purchased Subsidiaries, or any ERISA Affiliate has any current or potential liability or obligation. Selling Shareholder hereby agrees that any current or former employee of the Company or any Purchased Subsidiary who (i) as of the Closing Date is receiving short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under Selling Shareholder's long-term disability plan unless and until such individual is no longer disabled. After the Closing, Buyer shall assume and be solely responsible for all liabilities and obligations in connection with claims made by or on behalf of Continuing Employees in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination after the Closing of any Continuing Employee's employment with the Acquired Company, including the stay bonuses and other severance benefits described in the Contracts as set forth in Schedule 3.8(g), except as otherwise specifically agreed between Buyer and any Continuing Employee after the Closing.
      Selling Shareholder shall, no later than 45 days following the Closing Date, make pro-rated matching contributions to the Hawk Corporation 401(k) Retirement Plan (the "Selling Shareholder 401(k) Plan") on behalf of all Continuing Employees for the plan year or portion thereof ending on the Closing Date, and shall ensure that the vested interest under the Selling Shareholder 401(k) Plan for each Continuing Employee is 100%. Prior to the Closing Date, Selling Shareholder shall: (i) make the 2006 profit sharing contribution to the Selling Shareholder 401(k) Plan for all Continuing Employees; (ii) cause the Company to accrue, but shall have no obligation to cause the Company to make and the Company shall not make, a 2007 profit sharing contribution to the Selling Shareholder 401(k) Plan for all Continuing Employees for the period from January 1, 2007 through the Closing Date; and (iii) cause the Company to accrue, but shall have no obligation to cause the Company to pay and the Company shall not pay, salaried incentive compensation payable with respect to all Continuing Employees for the period from January 1, 2007 through the Closing Date.
      Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of the Buyer, the Company, the Purchased Subsidiaries or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any other rights as a third-party beneficiary of this Agreement.
    Mail

    To the extent any mail and other communications received by Buyer and addressed or directed to Selling Shareholder or the Acquired Company relating to pre-Closing matters, Buyer hereby agrees to promptly forward such mail or communication to Selling Shareholder. To the extent any mail and other communications received by Selling Shareholder and addressed or directed to Buyer or the Acquired Company relating to post-Closing matters, Selling Shareholder hereby agrees to promptly forward such mail or communication to Buyer or the Acquired Company, as appropriate.

    Insurance Matters
      From and after the Closing: (i) the Company and each Purchased Subsidiary will have the right to assert claims (and Selling Shareholder will provide the Acquired Company with commercially reasonable assistance in asserting claims) under the Policies for any loss, liability or damage of the Acquired Company arising out of insured incidents occurring on or prior to the Closing Date; and (ii) the Company and each Purchased Subsidiary will have the right to continue to prosecute claims (and Seller will provide the Acquired Company with commercially reasonable assistance in connection therewith) for any loss, liability or damage of the Acquired Company properly asserted with the insurance carrier prior to the Closing Date under the Policies arising out of insured incidents occurring prior to the Closing Date.
      Selling Shareholder shall remain responsible for payments with respect to any applicable deductibles, retentions, self-insurance provisions or any similar payment or reimbursement obligations of Selling Shareholder or any of its Affiliates under the Policies in respect of claims asserted pursuant to Section 9.6(a).
    Workers' Compensation Matters

  Selling Shareholder shall retain and be solely responsible for all workers' compensation obligations and liabilities relating to employees of the Acquired Companies who as of the Closing Date are on workers' compensation leave or otherwise receiving workers' compensation benefits, or who, after the Closing Date, become eligible for workers' compensation benefits, as a result of claims based on events occurring before the Closing Date. After the Closing, the employment reinstatement rights of any such employees shall be governed by applicable law; provided, however, that Buyer will make commercially reasonable efforts to re-employ any such employees who present themselves for reinstatement after the Closing Date (but will not be required to create any positions not otherwise available), and will otherwise cooperate with the reasonable requests of Selling Shareholder relating to the administration of all such pre-Closing workers compensation claims.

  INDEMNIFICATION
    Survival

    The representations and warranties in this Agreement, the Schedules, the Disclosure Schedule Supplements, the certificates delivered pursuant to Sections 2.5(a)(i) and 2.5(b)(i) and any other certificate delivered pursuant to this Agreement and, except as otherwise specifically provided herein, the covenants in this Agreement shall survive the Closing and continue in full force and effect until June 30, 2008 and shall be of no further force and effect thereafter, except that: (a) the representations and warranties with respect to organization, authority, title to the Share, due execution and delivery, enforceability, capitalization, brokers and Affiliate transactions, as set forth in Sections 3.1, 3.2, 3.4, 3.19 and 3.27, respectively, shall survive the Closing indefinitely; (b) the representations and warranties with respect to Taxes and Employee Benefits, as set forth in Sections 3.7 and 3.8, respectively, shall survive the Closing for 30 days following the applicable limitation period imposed by law; and (c) the representations and warranties with respect to Environmental Matters, as set forth in Section 3.13, shall survive the Closing for a period of four years. Notwithstanding the foregoing, a claim for breach of any representations and warranties contained in any such agreements, schedules, certificates or other documents based on allegations of actual fraud or intentional misrepresentation may be made at any time subject to applicable limitation periods imposed by law.

    Indemnification and Payment of Damages by Selling Shareholder

    Subject to the limitations set forth in this Section 10, Selling Shareholder shall indemnify and hold harmless Buyer and its Representatives (collectively, the "Buyer Indemnified Persons") from and against, and shall pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage or expense, including costs of reasonable attorneys' fees and all other amounts paid in investigation, defense or settlement of the foregoing (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

    (a) any breach of any representation or warranty (in each case, without giving effect to any materiality qualifiers (whether qualitative or quantitative) or any Material Adverse Effect qualifiers contained therein) made by Selling Shareholder in this Agreement or the Schedules (after giving full effect to any Disclosure Schedule Supplement provided by Selling Shareholder to Buyer in accordance with, and subject to the limitations of, Section 5.4);

    (b) any breach by Selling Shareholder (and, if applicable with respect to pre-Closing matters, the Acquired Company) of any covenant or obligation of Selling Shareholder in this Agreement;

    (c) any claim against or affecting the Acquired Company that, if successful, would give rise to or constitute a breach of (i) any of the representations or warranties on the part of Selling Shareholder referred to in clause (a) above, or (ii) any of the covenants of Selling Shareholder referred to in clause (b) above;

    (d) any liabilities associated with the transfer of ownership of the capital stock of Hawk Motors, Inc., Hawk Motors de Mexico, S. de R.L. de C.V. and Hawk Mauritius Ltd. from Helsel, Inc. to Wellman Products Group, Inc., the formation of a new Chinese entity to own and operate the assets of the Acquired Company in China or the transfer of such assets to that entity as contemplated by Section 5.2(c) and Annex B;

    (e) to the extent not included in the Actual Net Working Capital calculation, any liabilities or obligations for Pre-Closing Taxes of the Acquired Company (including any such liabilities arising as a result of any pending or future audits thereof);

    (f) any liabilities or obligations of Selling Shareholder or the Acquired Company arising under, pursuant to or in connection with the WARN Act relating to occurrences before the Closing Date;

    (g) except as otherwise provided in Section 9.4(d), any liabilities or obligations of the Acquired Company at any time (i) arising under Title IV of ERISA or IRC Section 412 or (ii) arising under or in connection with any Company Plan or Company Other Benefit Obligation;

    (h) liabilities with respect to any applicable deductibles, retentions, self-insurance provisions or any similar payment or reimbursement obligations of Selling Shareholder or any of its Affiliates under any of its Policies, including any claims by employees of the Acquired Company accruing on or prior to the Closing Date under Selling Shareholder's insured or self-insured workers' compensation, medical benefit or other Plans or Policies; and

    (i) any costs or expenses incurred by the Acquired Company after the Closing to obtain any necessary Environmental Permits pursuant to Section 5.13.

    Indemnification and Payment of Damages by Buyer

    Subject to the limitations set forth in this Section 10, Buyer shall indemnify and hold harmless Selling Shareholder and its Representatives (collectively, the "Seller Indemnified Persons") from and against, and shall pay to the Seller Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

    (a) any breach of any representation or warranty made by Buyer in this Agreement;

    (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

    (c) any claim against or affecting Selling Shareholder that, if successful, would give rise to or constitute a breach of (i) any of the representations or warranties on the part of Buyer referred to in clause (a) above, or (ii) any of the covenants of Buyer referred to in clause (b) above;

    (d) any liabilities or obligations relating to occurrences following the Closing arising under, pursuant to or in connection with the WARN Act or the failure to offer or continue employment of employees required under Section 9.4, including any employment discrimination claims; and

    (e) any amounts required to be paid by Selling Shareholder, after the Closing Date with respect to facts or circumstances occurred after the Closing Date, under its guarantees of the State Agency Loans.

    Damages

    The term "Damages" is not limited to matters asserted by third parties against a Buyer Indemnified Person or Seller Indemnified Person (each, an "Indemnified Person"), but includes Damages incurred or sustained by the Indemnified Person in the absence of third party claims. The term "Damages" includes actual damages, and solely with respect to matters asserted by third parties against an Indemnified Person, consequential, special, punitive or exemplary damages. No Indemnified Person shall have any right to indemnification under this Section 10 with respect to consequential, special, punitive or exemplary damages unless such damages were incurred or sustained by third parties that seek to recover such damages from such Indemnified Person.

    Limitations on Indemnification

    (a) Subject to Section 10.5(c), no claim for indemnification under this Section 10 shall be made by any Buyer Indemnified Person, and Selling Shareholder shall have no liability or obligation to pay any amount, for indemnification or otherwise, with respect to the matters described in Section 10.2 until the total of all Damages with respect to such matters exceeds $901,000 in the aggregate, and then only for the amount by which such Damages exceed $901,000 in the aggregate (other than with respect to a breach of its representation and warranty in Section 3.15(b), in which event the liability and obligation of Selling Shareholder shall not be so limited); provided, however, that, subject to Section 10.5(c), in no event shall the aggregate indemnification liability of Selling Shareholder pursuant to its indemnification obligations under this Agreement exceed $9,010,000 (other than with respect to a breach of any of its representations and warranties in Section 3.13, with respect to which the aggregate indemnification liability of Selling Shareholder shall not exceed $22,525,000).

    (b) Notwithstanding anything in this Agreement to the contrary, but subject to the limitations set forth in Section 10.5(a), any liability or obligation of Selling Shareholder to pay any amount, for indemnification or otherwise, to any Buyer Indemnified Person for any Damages arising from or in connection with the matters described in Section 10.2 shall be reduced by any insurance proceeds actually received by such Buyer Indemnified Person with respect to such Damages under any insurance policies.

    (c) Notwithstanding anything to the contrary in this Agreement, the following claims shall not be subject to any of the limitations set forth in Section 10.5(a): (i) claims for indemnification based on allegations of actual fraud or intentional misrepresentation or willful misconduct; (ii) claims under Section 10.2(a) with respect to any of the representations and warranties set forth in clause (a) of Section 10.1, Section 3.7 and, solely with respect to any current or former Pension Plan of the Company or any Purchased Subsidiary, Section 3.8; or (iii) claims under Section 10.2(b) (excluding any claims relating to any breach of Sections 5.2(a) or 5.2(b)) or Section 10.2(d), 10.2(e) 10.2(f), 10.2(g), 10.2(h) or 10.2(i);

    (d) Absent fraud, the maximum aggregate indemnification liability of Selling Shareholder pursuant to its indemnification obligations under this Agreement, including Section 10.5(c), shall not exceed the Adjusted Purchase Price.

    (e) Selling Shareholder shall have no obligation to indemnify any Buyer Indemnified Person with respect to Damages for the conduct of any environmental remediation with respect to any conditions of soil or groundwater contamination which are identified as a result of any sampling of soil or groundwater that is conducted for purposes of triggering an indemnification claim hereunder and not for any legitimate business or environmental purpose unrelated to the availability of indemnification.

    Effect of Knowledge

    Except as otherwise specifically provided in Section 4.10, the representations, warranties and covenants contained in this Agreement or in any certificate delivered in connection with this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party or its Representatives or the acceptance by any party of any certificate or opinion hereunder.

    Procedure for Indemnification--Third Party Claims
      If any third party notifies any Indemnified Person with respect to any matter that may give rise to a claim for indemnification under this Agreement (a "Third Party Claim"), then written notice thereof shall be given to the Persons required to make such indemnification (each, an "Indemnifying Party," and collectively, the "Indemnifying Parties") as promptly as practicable. The failure of any Indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Parties are actually and materially prejudiced by such failure or except to the extent that such notice is received after the expiration of the applicable survival period provided in Section 10.1. After such notice, if the Indemnifying Parties shall acknowledge in writing to the Indemnified Person that the Indemnifying Parties shall be fully responsible hereunder in connection with such Third Party Claim, then such Indemnifying Parties shall be entitled, if they so elect at their own cost, risk and expense: (i) to take control of the defense and investigation of such lawsuit or action; (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both an Indemnifying Party and the Indemnified Person and the Indemnified Person has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Parties, in which event the Indemnified Person shall be entitled, at the Indemnifying Parties' cost, risk and expense, to separate counsel of its own choosing; and (iii) to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Person shall cooperate in all reasonable respects with the Indemnifying Parties and their attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Person may, at its own cost, participate in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
      If (i) the Indemnifying Parties fail to assume the defense of such Third Party Claim within 15 days after receipt of the notice of the Third Party Claim by the Indemnified Parties (or, if shorter, within 15 days of the date by which an answer must be made), (ii) the claim seeks an injunction or equitable relief against the Indemnified Person or (iii) the appropriate court rules, upon petition by the Indemnified Person, that the Indemnifying Parties failed or are failing to vigorously prosecute or defend such Third Party Claim, then the Indemnified Person against which such Third Party Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Parties) have the right to undertake, at the Indemnifying Parties' cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Person assumes the defense of the Third Party Claim, the Indemnified Person will keep the Indemnifying Parties reasonably informed of the progress of any such defense, compromise or settlement.
      The Indemnifying Parties shall be liable for any settlement of any Third Party Claim effected pursuant to and in accordance with this Section 10.7 and for any final judgment (subject to any right of appeal), and the Indemnifying Parties shall indemnify and hold harmless an Indemnified Person from and against any Damages by reason of such settlement or judgment.
    Procedure for Indemnification--Other Claims

    If a claim for Damages is to be made by an Indemnified Person, the party claiming such indemnification shall give written notice to the Indemnifying Person or Persons as soon as practicable after the Indemnified Person becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent such Indemnifying Party is actually and materially prejudiced by such failure or except to the extent that such notice is received after the expiration of the applicable survival period provided in Section 10.1. The Indemnifying Party shall be deemed to have accepted the notice of claim and to have agreed to pay the Damages at issue if the Indemnifying Party does not send a notice of disagreement to the Indemnified Person within 30 days after receiving the notice of claim. In the case of a disputed claim, the Indemnified Person and the Indemnifying Parties shall use commercially reasonable efforts to resolve the matter internally on an expeditious basis.

    Exclusive Remedy

  Except as otherwise specifically provided in this Agreement or for actions based on allegations of fraud or intentional misrepresentation, the parties hereto acknowledge and agree that from and after the Closing, the indemnification provisions in this Section 10 shall be the exclusive remedy of the parties for monetary damages with respect to breaches of this Agreement.

  TERMINATION
    Termination Events

    This Agreement may, by written notice given at or prior to the Closing, be terminated:

      by Selling Shareholder if Buyer has committed a material breach of any provision of this Agreement such that the conditions set forth in Section 8.1 or Section 8.2, as the case may be, would not be satisfied as of such time and such breach has not been waived by Selling Shareholder or corrected to the reasonable satisfaction of Selling Shareholder within ten Business Days after Selling Shareholder delivers written notice of the breach to Buyer; provided, that the right to terminate this Agreement pursuant to this Section 11.1(a) shall not be available to Selling Shareholder if the failure of Selling Shareholder to fulfill any obligation under this Agreement has been the primary cause of such breach by Buyer;
      by Buyer if Selling Shareholder has committed a material breach of any provision of this Agreement such that the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of such time and such breach has not been waived by Buyer or corrected to the reasonable satisfaction of Buyer within ten Business Days after Buyer delivers written notice of the breach to Selling Shareholder; provided, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to Buyer if the failure of Buyer to fulfill any obligation under this Agreement has been the primary cause of such breach by Selling Shareholder;
      by mutual consent of Buyer and Selling Shareholder; or
      by either Buyer or Selling Shareholder if the Closing has not occurred (other than as a result of the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 2007, or such later date as the parties may agree upon.
    Effect of Termination

  If this Agreement is terminated pursuant to Section 11.1, then all further obligations of the parties under this Agreement will terminate and there will be no liability or continuing obligation on the part of any party hereto; provided, however, that notwithstanding the foregoing, nothing herein contained shall relieve any party hereto from any liability resulting from or arising out of any breach of any agreement or covenant hereunder prior to such termination; and provided further, however, that notwithstanding the foregoing, the terms of Section 2.2(b), this Section 11.2, Section 12 and that certain Confidentiality Agreement between the Company and Saw Mill Capital, L.L.C. ("Saw Mill") dated August 7, 2006 (the "Confidentiality Agreement") shall survive any termination of this Agreement, whether in accordance with Section 11.1 or otherwise. The Confidentiality Agreement shall remain in full force and effect in accordance with its terms and the parties agree that Selling Shareholder has the right to enforce the Confidentiality Agreement against Saw Mill, Buyer or any Affiliate of Buyer pursuant to its terms; provided, however, that the term Confidential Information (as such term is defined in the Confidentiality Agreement) shall not include any information related to the Acquired Company.

  GENERAL PROVISIONS
    Expenses

    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the Contemplated Transactions, including all fees and expenses of its Representatives. Selling Shareholder will pay, and indemnify and hold Buyer harmless from, all amounts payable to Jefferies in connection with this Agreement and the Contemplated Transactions. Buyer will pay any HSR Act filing fee.

    Public Announcements

    Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Selling Shareholder may mutually determine unless, in the sole judgment of Selling Shareholder, disclosure is otherwise required by applicable Legal Requirements or by the applicable rules of any stock exchange on which Selling Shareholder lists securities. Unless consented to in advance or required by any applicable Legal Requirements, Buyer and Selling Shareholder shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any other Person other than their respective Representatives. Selling Shareholder and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions.

    Confidentiality

    Each party will maintain in confidence, and will cause its respective Representatives to maintain in confidence and not use to the detriment of any other party or the Acquired Company, any and all written, oral or other information obtained from or on behalf of another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no violation of this Agreement or the Confidentiality Agreement; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the disclosure or use of such information is required pursuant to any applicable Legal Requirement. If the Contemplated Transactions are not consummated, then each party will return or destroy the written confidential information of any other party at the written request of such other party.

    Notices

    All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt by the transmitting equipment); or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested and costs prepaid), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    Selling Shareholder: Hawk Corporation

    200 Public Square, Suite 1500

    Cleveland, Ohio 44114

    Facsimile No.: 216-861-4546

    Attn: Joseph J. Levanduski

    With a copy to: Kohrman Jackson & Krantz P.L.L.

    1375 East Ninth Street, 20th Floor

    Cleveland, Ohio 44114

    Facsimile No.: 216-621-6536

    Attn: Marc C. Krantz, Esq.

    Buyer: PCG Holdings Group Inc.

    c/o Saw Mill Capital, L.L.C.

    555 Pleasantville Road

    South Building, Suite 220

    Briarcliff Manor, New York 10510

    Facsimile No.: (914) 741-9099
    Attn: Scott A. Budoff

    With a copy to: Kirkland & Ellis LLP

    Citigroup Center

    153 East 53rd Street

    New York, New York 10022

    Facsimile No.: (212) 446-4900

    Attn: Frederick Tanne
    Christopher Torrente

    Further Assurances

    The parties agree to (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

    Amendment and Waiver

    This Agreement may not be amended except by a written agreement executed by the party against whom the amendment is sought to be enforced. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

    Successors and Assigns

    No party may assign any of its rights under this Agreement without the prior consent of the other parties. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, Buyer may, without the prior written consent of the other parties hereto, (a) assign any or all of its rights hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder or (c) assign its rights, but not its obligations, under this Agreement to any of its financing sources.

    Severability

    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

    No Recourse

    No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate or Representative of Selling Shareholder or the Acquired Company or any of its respective Affiliates shall have any liability for any obligations or liabilities of Selling Shareholder or the Acquired Company under this Agreement of or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

    Time of Essence

    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

    Governing Law

    This Agreement will be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of the law of any other state or jurisdiction.

    Jurisdiction; Service of Process

    Any Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. The parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world by following the procedures for delivery of notices that are set forth in Section 12.4.

    Waiver of Jury Trial

    Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the Contemplated Transactions.

    Entire Agreement

    This Agreement, the other Selling Shareholder's Closing Documents, the Confidentiality Agreement and any other agreements executed by Buyer and Selling Shareholder contemporaneously herewith supersede all prior agreements, whether written or oral, between the parties with respect to their respective subject matters (including any letter of intent between or among any of the parties) and constitute (along with the Schedules, Exhibits, Annexes, certificates and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to such subject matter.

    Execution in Counterparts

This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

[Signature Pages Follow]

{K0130986.6}

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

Buyer:

PCG HOLDINGS GROUP INC.

By: /s/ Scott Budoff

Its: President

Selling Shareholder:

HAWK CORPORATION

By: Ronald E. Weinberg

Its: Chairman and CEO